UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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PARKER-HANNIFIN CORPORATION

Notice of Annual Meeting of Shareholders

DATE	TIME	VIRTUAL ADDRESS

Wednesday October 27, 2021	9:00 AM, EDT	virtualshareholdermeeting.com/PH2021

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Parker-Hannifin Corporation. The meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/PH2021, on Wednesday, October 27, 2021 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

✔	To elect the twelve individuals named in the Proxy Statement as Directors for a term expiring at the Annual Meeting of Shareholders in 2022;

✔	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022;

✔	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers; and

✔	To transact such other business as may properly come before the meeting.

Vote Via Internet	Vote By Phone	Vote By Mail	Vote at the Meeting

www.proxyvote.com	800-690-6903	Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717	www.virtualshareholdermeeting.com/ PH2021

Because of the ongoing impacts and uncertainty regarding the coronavirus pandemic, or COVID-19, we have decided that this year’s Annual Meeting will be virtual only. Similar to last year, the meeting will be conducted via live webcast, and you will be able to submit questions and vote your shares electronically. Please refer to the section “How to Attend the Annual Meeting of Shareholders” for more information.

Shareholders of record at the close of business on September 3, 2021 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the proxy card.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Joseph R. Leonti

September 24, 2021	Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held on October 27, 2021.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, is available free of charge on our investor relations website (www.phstock.com).

Parker-Hannifin Corporation	2021 Proxy Statement ◆ (i)

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 27, 2021, and at all adjournments thereof. Only shareholders of record at the close of business on September 3, 2021 will be entitled to vote at the meeting. On September 3, 2021, 128,557,052 common shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 24, 2021.

GOVERNANCE DOCUMENTS

Our Global Code of Business Conduct, our Corporate Governance Guidelines, and our Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000. The information contained on or accessible through our website is not a part of this Proxy Statement.

PROXY STATEMENT SUMMARY

This summary highlights certain information relating to our 2021 Annual Meeting of Shareholders and our corporate governance and executive compensation. Additional details are found throughout this Proxy Statement.

Voting Matters and Board Recommendations

Voting Matters	Board Recommendations

Election of Directors	FOR ALL NOMINEES
Ratification of Deloitte & Touche LLP as Independent Auditor	FOR

Advisory Vote to Approve Named Executive Officer Compensation	FOR

Business Highlights and Performance

•	In a year marked by an ongoing global pandemic, we delivered strong financial performance and value for our shareholders, including:

◆	Record sales of $14.35 billion;
◆	Record cash flow from operations of $2.58 billion;
◆	Record net income, earnings per share and segment operating margins;
◆	Increased annual dividend per share for the 65th year in a row; and
◆	Significantly reduced our debt.

•

The Win Strategy, our foundational business framework, drove sustained profitable growth and strong financial performance among our diversified industrial proxy peers. The actions taken under The Win Strategy to strengthen our portfolio and improve our performance have built a business that we believe is better equipped than ever before to be resilient across macro-economic cycles.

•

Our Purpose Statement: Enabling Engineering Breakthroughs that Lead to a Better Tomorrow continued to provide inspiration and direction for our team members, and represents how we can strengthen our communities and have a positive impact on the world.

•	We believe we are well-positioned to capitalize as the global economic recovery progresses.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 1

PROXY STATEMENT SUMMARY

Response to COVID-19

The remarkable performance of our team members during the COVID-19 pandemic embodies the Parker culture and values that unite us. Throughout the pandemic, we have maintained manufacturing capacity across the enterprise, demonstrating the essential nature of Parker’s technologies around the world. Our team members continue to deliver technologies used in, among other applications, ventilators to treat those who are sick; engine filters and transmission components for heavy-duty trucks to transport food, water and supplies; aerospace rotorcraft products to support emergency transport of patients; refrigeration technologies to help keep food fresh and medicine viable; and many other technologies essential to people’s daily lives. Across countless critical applications, Parker products and systems continue to assist in the fight against COVID-19 and support its treatment around the world.

Safety is always our number one priority. We implemented heightened measures to promote safety in our facilities in response to the pandemic to protect our team members, including remote work and physical distancing protocols, among many others. We also were diligent about managing our costs, and implemented operational changes to weather the negative impact of the pandemic and economic downturn on our business.

Fiscal year 2021 was challenging, but our unrelenting focus on The Win Strategy drove us to record levels of performance. Guided by our Purpose, we believe we are well-positioned to emerge from the COVID-19 pandemic stronger than ever before.

Board and Corporate Governance Highlights

Our Board of Directors is committed to sound corporate governance practices, promoting the long-term interests of our shareholders and holding itself and management accountable for our performance.

Fiscal year 2021 was significant with respect to the structure and composition of our Board. We added three new Directors in Jillian C. Evanko, Lance M. Fritz and William F. Lacey, strengthening the culture, skills and gender and racial diversity of our Board. The metrics included in the graphics below reflect our Board structure and composition with our thirteen current Directors. Each Director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an optimal and diverse mix of skills and qualifications necessary for our Board to effectively fulfill its oversight responsibilities.

2 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PROXY STATEMENT SUMMARY

We are pleased to provide the following key governance highlights. We believe these measures position us to continue to drive team member engagement, customer experience, profitable growth and financial performance. In considering our governance and compensation programs for fiscal year 2021, we utilized insights drawn from engagement with our shareholders and the results of our shareholder votes.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 3

PROXY STATEMENT SUMMARY

Corporate Governance Highlights
• Added three new Directors in fiscal year 2021, strengthening the culture, skills and gender and racial diversity of our Board	• Require each search for qualified Director candidates to include individuals with diverse backgrounds, including diversity of gender, ethnicity and race
• Annual election of all Directors	• Published Global Code of Business Conduct applicable to our Board of Directors
• Published Corporate Governance Guidelines	• Board Committees are 100% comprised of independent Directors
• Majority voting and resignation policy for uncontested Director elections	• Our Amended and Restated Regulations permit proxy access for eligible shareholders
• Average age of our Directors is 60 years	• Robust stock ownership guidelines for our Directors and executive officers (all of whom are compliant with such guidelines)
• Director retirement is mandatory after reaching age 72	• The Board of Directors includes four women, two racially diverse members and two ethnically diverse members
• Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually	• Annual Board, Committee and individual Director evaluations
• Each of our Directors attended more than 75% of his or her meetings of our Board of Directors and his or her Committee meetings during fiscal year 2021	• Annual reviews of our Chief Executive Officer by all independent Directors

•   None of our Directors are “overboarded” – four do not sit on any other public company boards, seven sit on just one other public company board, one sits on just two other public company boards, and one sits on three other public company boards

• 61% of our Directors have a tenure of 10 years or less. Tenure of this year’s Directors: 0-5 years: 38.5% 6-10 years: 23% >10 years: 38.5%

•   Our Chairman of the Board and Lead Director ensure the entire Board of Directors maintains regular oversight of key risk areas, such as corporate strategy, management succession planning, cyber security, enterprise risk management, and environmental, social and governance (ESG) matters

• Independent Directors meet regularly and frequently (at least four times per year) without management present

Our Shareholder Engagement Efforts

We actively seek and highly value feedback from our shareholders. During fiscal year 2021, in addition to our traditional investor relations outreach efforts, we proactively reached out to shareholders representing approximately 54% of our outstanding common stock to engage with them on environmental, social and governance matters. Our outreach was accepted by, and we engaged with, shareholders representing approximately 21% of our outstanding common stock, covering a wide range of topics including:

•	COVID-19 response;

•	Environmental, climate and sustainability matters;

•	Executive compensation and our commitment to aligning pay with performance;

•	Board composition;

•	Board leadership structure;

•	Risk oversight and management;

•	Our corporate governance practices;

•	Business strategy; and

•	Other ESG topics, including human capital management and diversity.

4 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PROXY STATEMENT SUMMARY

We also shared the feedback received during these meetings with our Corporate Governance and Nominating Committee, our Human Resources and Compensation Committee and our full Board of Directors. As a result of our shareholder engagement efforts and the feedback we received, we strengthened our disclosures in this Proxy Statement to provide additional information on our business performance and accomplishments, the structure and composition of our Board, our shareholder engagement efforts, and our ESG program.

Corporate Social Responsibility and Sustainability

Our ESG program includes a range of initiatives around corporate social responsibility and sustainability, taking into account the interests of our key stakeholders, including our shareholders, team members, customers and communities. Issues that we focus on include, among others, workplace health and safety, energy efficiency, waste management, climate risk, human capital management, diversity and inclusion, supply chain management and business ethics and compliance.

Our Board maintains oversight over ESG matters at the full Board level and through our relevant committees, while senior management manages and monitors such matters on a day-to-day basis throughout the year. The full Board reviews our ESG program at least annually.

We publish our Sustainability Report in line with Sustainability Accounting Standards Board (SASB) standards, addressing the many ways in which we apply our core technologies to make a positive impact on the world, including through our team members, social responsibility, environmental initiatives, product stewardship, and governance, ethics and compliance. The Report is available on our website at www.phstock.com. Selected aspects of our most recent Report are highlighted below:

●

Safety. Safety is a core value that all team members share, and our goal is to achieve a zero-incident workplace. To measure our safety progress, we have established long-term safety targets. Our goal is to be best in our peer group by 2023 and report zero serious safety incidents by 2025. We have reduced our Recordable Incident Rate by 72% from 2015 through 2020, including a 35% reduction improvement in 2020 over 2019.

●	Environmental Stewardship. We are committed to driving sustainable, long-term growth and doing so in a way that makes the world a better place.

•	We are committing to achieve carbon neutral operations by 2040. To ensure continued progress forward in minimizing our carbon footprint, we established a series of emissions targets, which include:

◆	Reducing absolute emissions directly from our operations by 50% by 2030;

◆	Reducing indirect absolute emissions related to materials sourcing, logistics and services by 15% by 2030, and by 25% by 2040; and

◆	Achieving carbon neutral operations by 2040.

•	Since 2010, we have reduced energy intensity (MWh/USD) by 42% and greenhouse gas intensity (MT/USD) by 50%.

•

We have reported energy and emissions data to the Carbon Disclosure Project (CDP) since 2008, and in 2020 our Climate Change Score was again ranked in the top quartile among diversified industrial companies.

•	We recycle more than 85% of waste generated from our manufacturing operations, and we continue to reduce the volume of waste sent to landfills.

•

Since 2013, we have been a member of the U. S. Environmental Protection Agency SmartWay® Transport Partnership aimed at identifying technologies and strategies to reduce carbon emissions and set goals and track progress towards reducing fuel consumption and improve the efficiency of freight transport.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 5

PROXY STATEMENT SUMMARY

●

Diversity and Inclusion. An inclusive environment is a core tenet of our values and one of our key measures of success within The Win Strategy. In 2020, we appointed our first Vice President of Diversity and Inclusion to lead an ongoing commitment to an inclusive and welcoming workplace. We also established four global High Performance Teams (HPTs) focused on Talent Attraction, Talent Development, Governance and Knowledge. Each team is led by a senior executive and tasked with rethinking the way we attract and develop diverse candidates, share knowledge and track the impact of our efforts to ensure continued progress in fostering an inclusive culture.

●

Parker-Hannifin Foundation. Parker-Hannifin Foundation donated nearly $6 million in total to hundreds of qualified charitable organizations in 2020, and $4 million in 2021 to date, with a focus on communities in need, education, disaster relief and energy and water conservation.

We are proud of our corporate social responsibility and sustainability accomplishments, but recognize that best practices in ESG integration and reporting frameworks continue to evolve. While there is more work to be done, we are confident in our strategy of achieving business success through social responsibility and sustainable business practices.

Executive Compensation Highlights

The following table highlights some of the key aspects of our executive compensation program for fiscal year 2021. This table is not a substitute for, nor does it purport to include, all of the information provided in our Compensation Discussion and Analysis section and the Compensation Tables presented later in this Proxy Statement.

Executive Compensation Highlights
• Executive compensation program with pay-for-performance structure aligned with The Win Strategy	• The target compensation package for our Chief Executive Officer is a mix of 9% fixed and 91% at-risk, and for our other Named Executive Officers is an average mix of 21% fixed and 79% at-risk

• Annual advisory vote on executive compensation with consistent high degree of approval

•   One-year minimum vesting or performance period requirements for restricted stock awards, restricted stock unit awards, unrestricted stock awards, grants of stock options, and stock appreciation rights under our Amended and Restated 2016 Omnibus Stock Incentive Plan

• “Claw back” policy to recover or withhold incentive-based compensation to executive officers in certain circumstances	• Anti-hedging and anti-pledging policy for Directors and executive officers

•   As part of our company-wide cost control measures related to COVID-19 and the economic downturn, the base salaries of our Named Executive Officers were reduced beginning in the fourth quarter of fiscal year 2020 and extended through the first quarter of fiscal year 2021 in amounts ranging from 20% to 50% of base salary. Further, the base salaries for our Named Executive Officers in fiscal year 2021 were not increased over fiscal year 2020 levels

6 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

ITEM 1 – ELECTION OF DIRECTORS

Shareholder approval is sought to elect Lee C. Banks, Jillian C. Evanko, Lance M. Fritz, Linda A. Harty, William F. Lacey, Kevin A. Lobo, Joseph Scaminace, Åke Svensson, Laura K. Thompson, James R. Verrier, James L. Wainscott and Thomas L. Williams as Directors for a term that will expire at our Annual Meeting of Shareholders in 2022.

Candy M. Obourn, who is currently serving as one of our Directors, will not stand for re-election at the Annual Meeting.

Our Board of Directors has concluded that the nominees presented in this “Item 1—Election of Directors” collectively represent a highly-qualified and diverse group of individuals who will effectively serve the long-term interests of our business, our team members and our shareholders. Our Board of Directors believes that each nominee should serve on our Board for the coming year based on his or her record of effective past service on our Board and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in this “Item 1—Election of Directors” section.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2022

Director Since: 2015 Age: 58 Committees: None

LEE C. BANKS

Mr. Banks has been our Vice Chairman and President since August 2021. From February 2015 to August 2021 he was President and Chief Operating Officer. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015.

Our Board believes that Mr. Banks will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Vice Chairman and President, President and Chief Operating Officer, and in various other senior leadership positions during his 30-year career with us;

•    intimate working knowledge of our day-to-day business, plans, strategies and initiatives;

•    service on other public company boards;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors, our business, our team members, and our shareholders and a high level of integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Westinghouse Air Brake Technologies Corporation (Wabtec)(since 2020)

•  Nordson Corporation (former)(2010-2020)

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 7

ITEM 1 - ELECTION OF DIRECTORS

Director since 2021 Age: 43 Committees (upon election): • Audit • Human Resources and Compensation

JILLIAN C. EVANKO

Ms. Evanko has been President and Chief Executive Officer of Chart Industries, Inc. (cryogenic technologies) since June 2018. She was the Chief Financial Officer of Chart from March 2017 until January 2019. Prior to Chart, Ms. Evanko served as Vice President and Chief Financial Officer of Truck-Lite Co., LLC (truck and commercial vehicle products) since October 2016. Prior to Truck-Lite, Ms. Evanko was Vice President and Chief Financial Officer of Dover Corporation’s Dover Fluids (diversified global manufacturer) since January 2014.

Our Board believes that Ms. Evanko will effectively serve our Board of Directors, our business, our team members and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chief Financial Officer of Chart Industries, Inc., and other leadership positions at successful global companies of significant size;

•    service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Chart Industries, Inc. (since 2018)

•  Alliant Energy Corporation (former)(2019-2021)

Director since 2021 Age: 58 Committees (upon election): • Corporate Governance and Nominating • Human Resources and Compensation

LANCE M. FRITZ

Mr. Fritz has been Chairman of the Board of Union Pacific Corporation since October 2015, and President and Chief Executive Officer since February 2015.

Our Board believes that Mr. Fritz will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as President and Chief Executive Officer of Union Pacific Corporation and other leadership positions at successful global companies of significant size;

•    service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Union Pacific Corporation (since 2015)

8 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

ITEM 1 - ELECTION OF DIRECTORS

Director since 2007 Age: 61 Committees: • Audit (Chair) • Corporate Governance and Nominating

LINDA A. HARTY

Now retired, Ms. Harty was Treasurer of Medtronic plc (medical technology) from February 2010 to April 2017.

Our Board believes that Ms. Harty will effectively serve our Board of Directors, our business, our team members and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service in senior finance and accounting leadership positions at Medtronic plc and other successful global companies of significant size;

•    service on other public company boards;

•    former Certified Public accountant (CPA) and qualification as an audit committee financial expert as defined in the federal securities laws;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Westinghouse Air Brake Technologies Corporation (Wabtec)(since 2016)

•  Syneos Health, Inc. (since 2017)

•  Chart Industries, Inc. (since 2021)

Director since 2021 Age: 56 Committees (upon election): • Audit • Corporate Governance and Nominating

WILLIAM F. LACEY

Mr. Lacey has been President and Chief Executive Officer of GE Lighting (lighting technology), a Savant company, since January 2016. He previously served as Chief Financial Officer of GE Home and Business Solutions Lighting from 2011 to 2015.

Our Board believes that Mr. Lacey will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as President and Chief Executive Officer of GE Lighting and other General Electric businesses, all successful global companies of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 9

ITEM 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 56 Committees: • Audit • Human Resources and Compensation

KEVIN A. LOBO

Mr. Lobo has been Chairman of the Board of Stryker Corporation (medical technology) since July 2014 and has been Chief Executive Officer, President and a Director since October 2012.

Our Board believes that Mr. Lobo will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service in senior leadership positions at Stryker Corporation and other successful global companies of significant size;

•     service on other public company boards;

•     qualification as an audit committee financial expert as defined in the federal securities laws;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Stryker Corporation (since 2012)

Director Since: 2004 Age: 68 Committees: • Corporate Governance and Nominating • Human Resources and Compensation (Chair)

JOSEPH SCAMINACE

Now retired, Mr. Scaminace served as a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) from June 2005 to October 2015 and Chairman of the Board of OM Group from August 2005 to October 2015.

Our Board believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and prior leadership positions at other global industrial companies of significant size;

•     service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Cintas Corporation (since 2010)(Lead Director)

10 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

ITEM 1 - ELECTION OF DIRECTORS

Director Since: 2010 Age: 69 Committees: • Audit • Corporate Governance and Nominating

ÅKE SVENSSON

Mr. Svensson is Chairman of Swedavia AB (transport infrastructure). He was Chairman of the Association of Swedish Engineering Industries (manufacturing trade organization), and Board Member of the Confederation of Swedish Enterprises from May 2018 until May 2020. He was previously Director General of Swedish Engineering Industries from September 2010 to August 2016. Mr. Svensson is a former Director of Saab AB.

Our Board believes that Mr. Svensson will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•     extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director Since 2019 Age: 57 Committees: • Audit • Corporate Governance and Nominating

LAURA K. THOMPSON

Now retired, Ms. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company (tire manufacturing) from December 2013 until her retirement in March 2019, and Chief Financial Officer of Goodyear from December 2013 until October 2018.

Our Board believes that Ms. Thompson will effectively serve our Board of Directors, our business, our team members and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Executive Vice President and Chief Financial Officer and in other key leadership positions at The Goodyear Tire & Rubber Company, a manufacturing company of significant size;

•     service on other public company boards;

•     qualification as an audit committee financial expert as defined in the federal securities laws;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  Wesco International (since 2019)

•  Titan International, Inc. (since 2021)

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 11

ITEM 1 - ELECTION OF DIRECTORS

Director Since: 2016 Age: 58 Committees: • Audit • Human Resources and Compensation

JAMES R. VERRIER

Now retired, Mr. Verrier served as a Board Advisor to BorgWarner, Inc. (powertrain solutions) from August 1, 2018 until his retirement on February 28, 2019. He previously served as Chief Executive Officer and director of BorgWarner, Inc. from January 2013 until July 31, 2018, and President of BorgWarner from March 2012 until July 31, 2018.

Our Board believes that Mr. Verrier will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     service as a director, Chief Executive Officer and President of BorgWarner, Inc., a successful publicly-traded global automotive industry components and parts supplier of significant size;

•     service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  BorgWarner, Inc. (former)(2013-2018)

Director Since: 2009 Age: 64 Committees: • Corporate Governance and Nominating (Chair and Lead Director) • Human Resources and Compensation

JAMES L. WAINSCOTT

Now retired, Mr. Wainscott was Chairman of the Board of AK Steel Holding Corporation (steel producer) from January 2006 to May 2016; and President, Chief Executive Officer and a Director of AK Steel Holding Corporation from October 2003 to January 2016.

Our Board believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as President, Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•     service on other public company boards;

•     independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•     proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  CSX Corporation (since 2020)

12 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

ITEM 1 - ELECTION OF DIRECTORS

Director Since: 2015 Age: 62 Committees: None

THOMAS L. WILLIAMS

Mr. Williams has been our Chairman of the Board since January 2016; and our Chief Executive Officer since February 2015. He was our Executive Vice President from August 2008 to February 2015 and our Operating Officer from November 2006 to February 2015.

Our Board believes that Mr. Williams will effectively serve our Board of Directors, our business, our team members and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•     extensive service as Chief Executive Officer, Executive Vice President and Operating Officer and various other operational leadership positions during his 17-year career with us;

•     intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•     service on other company boards;

•     proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•     high level of commitment to our Board of Directors, our business, our team members, and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

Other Public Company Directorships:

•  The Goodyear Tire & Rubber Company (since 2019)

•  Chart Industries, Inc. (former)(2008-2019)

ANNUAL ELECTIONS; MAJORITY VOTING; NO CUMULATIVE VOTING

Our Amended and Restated Regulations provide for the annual election of our entire Board of Directors. Accordingly, each Director elected at this Annual Meeting of Shareholders will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Our Amended Articles of Incorporation provide for a majority voting standard in the annual election of our Directors. Accordingly, at each Annual Meeting of Shareholders, each candidate for Director is elected only if the votes “for” the candidate exceed the votes “against” the candidate, unless the number of candidates exceeds the number of Directors to be elected. If the number of candidates exceeds the number of Directors to be elected, then in that election the candidates receiving the greatest number of votes shall be elected. Abstentions and broker non-votes shall not be counted as votes “for” or “against” a candidate, and shareholders are not able to cumulate votes in the election of Directors.

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ITEM 1 - ELECTION OF DIRECTORS

NEW ELECTIONS and DEPARTURES

On January 10, 2021, Robert G. Bohn retired from our Board of Directors. Immediately prior to his retirement, Mr. Bohn served on the Audit and the Human Resources and Compensation Committees. Candy M. Obourn, who is currently serving as one of our Directors, will not stand for re-election at the Annual Meeting.

In fiscal year 2021, Jillian C. Evanko, Lance M. Fritz and William F. Lacey were identified as potential Director candidates and were evaluated by management and our Corporate Governance and Nominating Committee. Upon our Corporate Governance and Nominating Committee’s recommendations and as permitted under our Amended and Restated Regulations, our Board of Directors elected Ms. Evanko and Mr. Fritz on January 27, 2021, and Mr. Lacey on April 22, 2021, for terms expiring at this Annual Meeting of Shareholders. More detail and information on our Director recruiting, succession and refreshment process can be found under the caption “Director Selection and Nomination, Qualifications and Diversity.”

RECOMMENDATION REGARDING PROPOSAL 1: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS

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CORPORATE GOVERNANCE

BOARD OF DIRECTORS

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS

During fiscal year 2021, there were ten meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. We held our Annual Meeting of Shareholders virtually in 2020 and all of the members of our Board of Directors attended and were available to answer shareholder questions.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2021.

NUMBER; CURRENT TERM; RELATIONSHIPS

Our Board of Directors presently consists of thirteen members. The current term of each member of our Board of Directors expires at our 2021 Annual Meeting of Shareholders. If all of the Director nominees are elected, we expect our Board of Directors to consist of twelve members after the 2021 Annual Meeting of Shareholders. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for Director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the thirteen current members of our Board of Directors, eleven are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent Directors. As a result, our independent Directors directly oversee critical matters such as our executive compensation program for executive officers, our Corporate Governance Guidelines, policies and practices, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following eleven individuals who currently serve as Directors are independent: Jillian C. Evanko, Lance M. Fritz, Linda A. Harty, William F. Lacey, Kevin A. Lobo, Candy M. Obourn, Joseph Scaminace, Åke Svensson, Laura K. Thompson, James R. Verrier and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Corporate Governance and Nominating Committee and our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During such review, our Corporate Governance and Nominating Committee and our Board of Directors broadly consider all facts and circumstances which they deem relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors.

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CORPORATE GOVERNANCE

In fiscal year 2021, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that Ms. Evanko, and Messrs. Fritz, Lacey and Lobo served as executive officers of companies that have existing customer and/or supplier relationships with us, and that such relationships required further analysis to confirm their independence. Our Corporate Governance and Nominating Committee and our Board of Directors further analyzed these relationships and found that each of Ms. Evanko, and Messrs. Fritz, Lacey and Lobo does not receive any direct or indirect personal benefits as a result of these relationships, and that the amounts paid to or by us under such relationships fell significantly below the threshold for independence provided in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. Based on such further analysis, our Board of Directors affirmatively concluded that each of Ms. Evanko, and Messrs. Fritz, Lacey and Lobo is independent.

CURRENT LEADERSHIP STRUCTURE

Our Board of Directors currently employs a “dual leadership” structure. We have a Lead Director who is also the Chair of the Corporate Governance and Nominating Committee, and a Chairman of the Board, who is our Chief Executive Officer. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. Our Corporate Governance Guidelines provide that the Chair of the Corporate Governance and Nominating Committee will serve as our Lead Director and that the Chair of the Corporate Governance and Nominating Committee is elected every five years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Corporate Governance Guidelines. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our independent Directors, and prepares and approves all agendas and schedules for meetings of our Board.

Our Board believes that having a Lead Director who is elected by our independent Directors ensures that our Board will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the needs of our Board, our business, our team members and our shareholders.

Our Board has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who is also our Chief Executive Officer and who possesses an intimate working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine their unique knowledge and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board addresses strategic issues that management considers critical, while our Lead Director ensures that our Board addresses strategic issues that our independent Directors consider critical.

Our Board recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our team members and our shareholders.

DIRECTOR SELECTION AND NOMINATION, QUALIFICATIONS AND DIVERSITY

The Corporate Governance and Nominating Committee of our Board is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee ensures that Director recruiting, succession and refreshment are persistent areas of focus and regularly reviews the size, composition and independence of our Board, and any expected vacancies, in determining whether and to what extent to actively recruit new Directors or to replace departing Directors.

The Corporate Governance and Nominating Committee utilizes a variety of methods and processes to identify potential Director candidates, including through reputable third-party search firms, unsolicited recommendations from other third-party search firms, and referrals from current or past members of our Board. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons

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CORPORATE GOVERNANCE

recommended by shareholders for nomination as Directors (provided that such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees”) and will consider such candidates on the same basis as candidates recommended by other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

The Corporate Governance and Nominating Committee has developed and implemented a robust process to ensure that its formal Director searches are appropriately scoped and designed to produce a slate of potential candidates representing a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them, individually and collectively, to address the issues affecting our Board, our business, our team members and our shareholders, and optimize the functioning and decision-making and oversight roles of our Board and its Committees. The Corporate Governance and Nominating Committee currently focuses on the following key search and evaluation criteria, but considers the entirety of each proposed candidate’s credentials and all available information that may be relevant to each candidate’s nomination.

Key Criteria	Overall Philosophy and Approach
Culture and Values

The Corporate Governance and Nominating Committee places high value on cultural fit. Our Directors must be able to work together to efficiently and effectively oversee the issues and risks facing our business, and have the commitment, integrity, honesty, judgment and professionalism required under our Corporate Governance Guidelines and Global Code of Business Conduct, and to otherwise serve the long-term interests of our Board of Directors, our business, our team members and our shareholders.

Diversity

The Corporate Governance and Nominating Committee firmly believes diversity is critical to a well-functioning Board of Directors, and is committed to enhancing diversity on our Board. As a result, our Corporate Governance Guidelines require each search for qualified director candidates to include individuals with diverse backgrounds, including gender, ethnicity and race. In our most recently completed Director search in 2021, for example, a majority of the candidates presented for consideration were diverse candidates which ultimately resulted in the elections of Ms. Evanko, Mr. Fritz and Mr. Lacey, strengthening the gender and racial diversity of our Board.

Skills and Qualifications

The Corporate Governance and Nominating Committee also believes it is essential to have a Board with the range of skills and experience needed to effectively evaluate, monitor and oversee the wide range of considerations presented by the size and scope of our Company, operations, products and markets. As a result, the Corporate Governance and Nominating Committee seeks to identify nominees who are well equipped with a broad set of key skills, including the following:

• service as a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or in other senior leadership positions at publicly-traded companies;

• significant experience in corporate strategy, manufacturing, sales and marketing, industrial business, aerospace business, international business, finance and accounting, technology and digital applications, and other key areas;

• ability to effectively evaluate, monitor and oversee the most critical risks facing our business; and

• independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors.

The Corporate Governance and Nominating Committee, utilizing its robust and thoughtful approach to Director recruiting, succession and refreshment, has built an experienced, diverse and independent Board that provides significant oversight over our plans and strategies for growth, financial performance and shareholder value creation.

RISK MANAGEMENT

Management and our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business to ensure that our strategies and

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CORPORATE GOVERNANCE

objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business. Among other things, our Board of Directors reviews and discusses in detail, at least annually, our corporate strategy and annual operating plan, which covers significant strategic topics such as our key markets, operational priorities under The Win Strategy, strategic positioning, financial and operational outlooks, capital allocation, balance sheet strength, debt portfolio and positions, share repurchase activity, and dividend history and strategies. Our Board also maintains regular oversight of other key risk areas including review at least annually of management succession planning, cyber security, enterprise risk management, and environmental, social and governance (ESG) matters, among others.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Human Resources, Internal Audit and Compliance, Legal, Tax, Risk Management, Treasury, Finance, and Information Technology departments, and our internal Cyber Security Committee. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their areas of responsibility and for ensuring that any significant risks are addressed with our Board or the appropriate Board Committees. The Committees of our Board of Directors are each responsible for the various areas of risk oversight as described in the “Committees of our Board of Directors” section of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive and non-employee Director compensation consultant retained by the Human Resources and Compensation Committee.

Our Board believes that its current level of independence, leadership structure and qualifications and diversity of its members facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate our risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term viability and long-term sustainability of our business.

COMMITTEES OF OUR BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS

Our Board has established and delegated certain authorities and responsibilities to three committees: the Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee, and the Audit Committee. Each Committee of our Board is governed by a written charter which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

All members of each Committee are independent under the listing standards of the New York Stock Exchange as well as our Independence Standards for Directors. Each Committee regularly reports its activities to the full Board of Directors.

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COMMITTEES OF OUR BOARD OF DIRECTORS

Information about the current respective Committee memberships and number of meetings is reflected in the following table:

Directors	Audit	Corporate Governance and Nominating	Human Resources and Compensation

Linda A. Harty (ACFE)	CHAIR	◆
Kevin A. Lobo (ACFE)	◆		◆
Candy M. Obourn		◆	◆
Joseph Scaminace		◆	CHAIR
Åke Svensson	◆	◆
Laura K. Thompson (ACFE)	◆	◆
James R. Verrier	◆		◆
James L. Wainscott		CHAIR	◆
Fiscal Year 2021 Meetings	5	5	4

If all of the current Director Nominees are elected at the Annual Shareholder Meeting, the Committee memberships will be as follows:

Directors	Audit	Corporate Governance and Nominating	Human Resources and Compensation

Jillian C. Evanko	◆		◆
Lance M. Fritz		◆	◆

Linda A. Harty (ACFE)	CHAIR	◆
William F. Lacey	◆	◆

Kevin A. Lobo (ACFE)	◆		◆
Joseph Scaminace		◆	CHAIR

Åke Svensson	◆	◆
Laura K. Thompson (ACFE)	◆	◆

James R. Verrier	◆		◆
James L. Wainscott		CHAIR	◆

Our Board of Directors has determined that each of Linda A. Harty, Kevin A. Lobo and Laura K. Thompson are audit committee financial experts (designated in the above table as (ACFE)) as defined in the federal securities laws.

Each of our Committees works with the applicable members of our Human Resources, Internal Audit and Compliance, Legal, Tax, Risk Management, Treasury, Finance, and Information Technology departments and other management personnel to oversee and evaluate risks relevant to each Committee.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee oversees the administration, structure and determination of our executive compensation program. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our human resources, legal and other management personnel to oversee and evaluate risks arising from and relating to our compensation policies and practices for all team members, our succession planning and talent development strategies and initiatives, and other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all team members through its oversight of an

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COMMITTEES OF OUR BOARD OF DIRECTORS

annual compensation risk review conducted by management and the Human Resources and Compensation Committee’s independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2021, we believe that our current compensation policies and practices are designed to mitigate risks related to compensation, and such policies and practices are not reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also takes into account our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others.

The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from our risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2021 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level team members are compensated with a mix of annual and long-term incentives, fixed and at-risk compensation, cash and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our team members ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our team members is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw back” policy and provisions requiring forfeiture of certain elements of incentive compensation under certain circumstances;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has the discretion to assess the quality of our results in relation to our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our decentralized organizational structure lessens the impact of any excessive risks taken by individual business units or operating groups; and

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COMMITTEES OF OUR BOARD OF DIRECTORS

•

our team members are evaluated, measured and assessed based on their compliance with our Global Code of Business Conduct and other internal policies and controls, and the extent to which they act in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any changes to our compensation plans and programs based on the results of our fiscal year 2021 review.

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Among other things, the Corporate Governance and Nominating Committee is responsible for evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures for the performance of our Board of Directors and its Committees, developing corporate governance guidelines and independence standards, and considering other matters regarding our corporate governance structure. In addition, the Corporate Governance and Nominating Committee works with our legal and other management personnel to oversee and evaluate:

•	Director independence, qualifications and diversity issues;
•	Board of Directors and Committee leadership, composition, function and effectiveness;
•	alignment of the interests of our shareholders with the performance of our Board of Directors;
•	compliance with applicable corporate governance rules and standards; and
•	other corporate governance issues and trends.

THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of our Audit Committee is independent, as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members under the New York Stock Exchange listing standards and under the federal securities laws.

Among other things, the Audit Committee is responsible for appointing, compensating, retaining, and overseeing our independent registered public accounting firm and evaluating its independence, approving all audit and non-audit engagements with our independent registered public accounting firm, and reviewing our annual and quarterly financial statements, internal and independent audit plans, the results of such audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our internal audit and compliance, legal, tax, treasury and finance departments and other management personnel to oversee and evaluate risks, including major financial, tax, strategic, and operational risk exposures and risks related to compliance with legal and regulatory requirements, and significant litigation and claims.

The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm and our Vice President – Audit, Compliance and Enterprise Risk Management.

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OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and executive officers and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Global Code of Business Conduct provides that our Directors, officers, and other team members and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, or other team member or as a spouse or other close family member of any of our Directors, officers or other team members. Our Global Code of Business Conduct also requires our Directors, officers and other team members to promptly disclose any potential conflicts of interest to our Corporate Compliance Office. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant U.S. Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, as necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction with a related person or party should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the importance of the transaction to the related person and to us;
•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;
•	the possible alternatives to entering into the transaction;
•	whether the transaction is on terms comparable to those available to third parties; and
•	the potential for an actual or apparent conflict of interest.

During fiscal year 2021, we reviewed the annual questionnaires and determined that no related-party transactions exist. This review included a detailed evaluation of the transactions reviewed and analyzed by our Board of Directors in determining Director independence as described in the “Director Independence” section of this Proxy Statement. Based on management’s review and analysis, no actual or potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our Common Shares to file initial stock ownership reports and reports of changes in ownership with the SEC. Based solely on a review of these reports, as filed electronically with the SEC during fiscal year 2021, and upon written representations from our executive officers and Directors, we believe that all Directors, Officers and 10% or greater beneficial owners complied with all such filing requirements for fiscal year 2021, except that due to administrative error a late Form 4 was filed on May 18, 2021 for Mr. Malone with respect to two transactions that occurred on May 7, 2021.

PROXY ACCESS

Our Amended and Restated Regulations permit a shareholder, or a group of up to twenty shareholders, owning three percent or more of the Company’s outstanding shares of Common Stock continuously for at least three years to nominate and include the Company’s annual meeting proxy materials a number of director nominees up to a greater of (x) two, or (y) twenty percent of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in our Amended and Restated Regulations.

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OTHER GOVERNANCE MATTERS

“CLAW BACK” POLICY

Our Board of Directors maintains a “claw back” policy which allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;
•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;
•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and
•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

STOCK OWNERSHIP GUIDELINES

Our stock ownership guidelines align the financial interests of our executive officers and Directors with those of our shareholders by encouraging the accumulation and retention of our common stock by our Directors and executive officers. Our Board of Directors has approved the following amended stock ownership guidelines for our Directors and executive officers:

Participants	Guidelines

Chairman of the Board and Chief Executive Officer	Six times annual base salary
Vice Chairman and President	Four times annual base salary
Chief Operating Officer	Four times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other Executive Officers	Two times annual base salary
Non-Management Directors	Five times annual retainer

The recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Human Resources and Compensation Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2021, all executive officers and Directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS - SPECULATIVE TRANSACTIONS / HEDGING

We maintain an insider trading policy that applies to all of our Directors, officers, other team members and consultants. The insider trading policy prohibits those covered by the policy from engaging in speculative transactions with respect to Company securities that could lead to inadvertent violations of securities laws, such as short sales and acquiring exchange-traded options (including puts, calls and other derivatives). Furthermore, the insider trading policy prohibits certain arrangements that could result in sales or transfers of Company securities without the covered person’s consent at times at which he or she is not permitted to trade in Company securities, including holding Company securities in margin accounts or pledging them as collateral.

The insider trading policy also prohibits those covered by the policy from entering into hedging or monetization transactions (such as zero-cost collars and forward sale contracts) with respect to Company securities, because such transactions may provide ownership of Company securities without the full risks and rewards of such ownership.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2021

Objectives and Philosophies of the Executive Compensation Program

The Win Strategy™ has been the foundation of our business and has represented the unified strategic vision of our team members worldwide since it was first introduced in 2001. The Win Strategy defines the key goals, operational priorities and metrics used to profitably grow our business. We are confident that our continuing focus on The Win Strategy maximizes long-term shareholder value by helping us realize our goal of top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of The Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for results;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

provide market competitive compensation to attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•

promote accountability by providing executive officers a mix of cash and equity compensation, allocating a greater proportion of the compensation for executive officers, as compared to other team members, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation

Our executive compensation program covers all compensation paid to our executive officers. In fiscal year 2021 our executive officers included, among others, our Chief Executive Officer, our former and present Chief Financial Officers and our three other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2021, which we refer to as the Named Executive Officers.

On December 31, 2020, Catherine A. Suever retired as Executive Vice President - Finance and Administration and Chief Financial Officer. On October 28, 2020, Todd M. Leombruno was appointed Executive Vice President and Chief Financial Officer, effective January 1, 2021.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section beginning on the page indicated in the table.

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COMPENSATION DISCUSSION AND ANALYSIS

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:

Base Salaries	Base Salaries	Page 34

Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses PGI Plan	Page 35 Page 37 Page 37 Page 39

Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 40 Page 42

Employee Benefits	Various	Page 43

Executive Perquisites	Various	Page 49

“Pay-for-Performance” —Structure, Key Financial Metrics and Impact on Compensation

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the program to achieve its objective to encourage and reward performance that implements the strategies and advances the goals of The Win Strategy. Our program is also structured to ensure that the compensation for our executive officers is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the following chart shows the mix of fixed and at-risk annual and long-term cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation for the Named Executive Officers for fiscal year 2021 at target levels. The percentages of total target compensation reflected in this chart were calculated using each Named Executive Officer’s fiscal year 2021 base salary (as set in August 2020 without accounting for base salary reductions that were applicable in the first quarter of fiscal year 2021 in response to the economic downturn and COVID-19), target annual cash incentive compensation and target long-term incentive compensation. Importantly, other than the base salary reduction, we did not modify any executive compensation target amounts or performance metrics in response to COVID-19 or any other business or economic challenges in fiscal year 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

The “Elements of Executive Compensation” section provides detailed discussion and analysis regarding how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of The Win Strategy. Our compensation structure includes both fixed and at-risk compensation comprised of various cash and equity elements, which is structured generally as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

* General RONA and Converted RONA, which are based on our return on net assets.

We provide base salaries, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as illustrated in the following table, we provide each element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances The Win Strategy, in particular, our strategies and goals relating to financial performance and profitable growth, aligning such elements with our performance in certain key financial metrics that we use to measure the overall performance of our business.

We also ensure that base salary adjustments consider performance and results in certain ESG-related metrics embedded in The Win Strategy, such as, among others, team member safety, engagement and inclusion. The Human Resources and Compensation Committee also recognizes the potential for incorporating ESG-related metrics into our incentive compensation plans and programs and will continue to consider and evaluate appropriate opportunities to do so within our executive compensation program.

The following table shows the behaviors, key financial metrics and fiscal year 2021 results driven by each element of at-risk compensation provided to the Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

* Free cash flow margin is calculated as disclosed on page 36.

** Officer participation in our Profitable Growth Incentive Plan is limited to our operating group presidents; as such, Mr. Weeks (Vice President and President—Engineered Materials Group) is the only Named Executive Officer who was eligible for the Profitable Growth Incentive Plan in fiscal year 2021.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which we refer to in this Compensation Discussion and Analysis as the Committee, consists solely of independent Directors and has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

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•	establishing our executive compensation program and philosophies and overseeing their development and implementation;
•	reviewing and approving the performance and compensation of our Chief Executive Officer and other executive officers; and
•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board. Our Board does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of The Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers except for Mr. Weeks who was reviewed and evaluated by Mr. Banks. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chief Executive Officer, our President, our Executive Vice President—Human Resources & External Affairs and our Secretary attend all meetings of the Committee other than executive sessions, and neither our Chief Executive Officer nor our President attends any meetings relating to his performance or compensation. Our executive officers prepare and provide to the Committee performance summaries for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at competitive, appropriate and effective levels. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm, which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation responsibilities, and to otherwise provide assistance and guidance to the Committee on executive officer and Director compensation matters. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The Committee first engaged

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Mercer in fiscal year 2009 following a robust procurement process involving multiple consulting firms. The Committee selected Mercer based on its level of expertise and financial and strategic fit. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, removal, replacement, compensation and oversight of Mercer and its affiliates for executive officer and Director compensation matters.

Mercer provides a wide range of executive officer and Director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee considers this annual review when establishing compensation levels and otherwise to ensure that our executive compensation program remains competitive and effective.

Mercer uses proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other diversified industrial companies with revenues and market values comparable to ours, which we refer to as the Peer Group or Peer Group companies. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate.

The Committee regularly reviews and, when necessary or advisable, updates the Peer Group to make sure it consists of companies that directly compete with us for talented team members and shareholder investment, and it otherwise represents a meaningful group of peers. In evaluating the Peer Group companies, the Committee looks for companies in the Diversified Industrials sector with characteristics and business strategies similar to ours. For fiscal year 2021, the Committee removed SPX Flow, Inc. from the Peer Group, replacing it with Ingersoll Rand Inc. as a more appropriate comparator. Except for those changes, the Peer Group companies for fiscal year 2021 remained the same as fiscal year 2020 and consisted of the following companies:

Peer Group Companies
• Caterpillar Inc.	• Eaton Corporation plc	• Ingersoll Rand Inc.
• Colfax Corporation	• Emerson Electric Co.	• ITT Inc.
• Cummins Inc.	• Flowserve Corporation	• Johnson Controls International plc
• Danaher Corporation	• Fortive Corporation	• Rockwell Automation, Inc.
• Deere & Company	• Honeywell International Inc.	• Textron Inc.
• Dover Corporation	• Illinois Tool Works Inc.	• Trane Technologies plc

Mercer also provided other compensation consulting services to the Committee during fiscal year 2021, including:

•	preparing for and participating in the Committee’s meetings and conference calls, including advance and subsequent meetings with the chair of the Committee and senior management;

•	conducting a pay-for-performance review to evaluate the level of alignment between our executive compensation program and performance levels relative to our Peer Group companies;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;
•	assessing our free-cash flow performance versus peers over a one, three and five-year period;

•	working with management to conduct the annual compensation risk review; and

•	periodically assisting management on other select executive compensation topics.

In fiscal year 2021, we paid $232,291 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer for executive officer and Director compensation consulting services provided to the Committee.

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We also directly engage Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) in the ordinary course of business, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and Director compensation. These additional services included:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our team members generally;

•	consulting services regarding investment options available under our benefit plans for our team members generally;

•	providing benchmarking surveys for information on compensation and benefits for our team members generally; and

•	providing services as an insurance broker.

In fiscal year 2021, we paid $1,073,407 in fees, administrative charges, commissions, out-of-pocket expenses and other costs to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) for these additional services. The majority of these fees were not paid pursuant to engagements of Marsh & McLennan Companies, Inc. by management, but were rather either paid by our third-party administrators to Marsh & McLennan Companies, Inc. relating to risk insurance and for insurance and prescription drug services provided under our team member health and welfare plans, or were direct engagements with Marsh & McLennan Companies, Inc. made by various divisions worldwide for market surveys related to those particular divisions. The consolidated revenues of Marsh & McLennan Companies, Inc. were $17.2 billion as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Mercer. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Mercer. The Committee also periodically reviews the relationship with Mercer to determine whether sufficient internal safeguards are in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and Director compensation matters;

•	at each Committee meeting, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and Director compensation consulting services to the Committee;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and Director compensation consulting services;

•	the individual Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•

the individual Mercer consultants to the Committee do not participate in any client development activities that are not directly related to executive officer or Director compensation services for the Committee; and

•	the amounts paid to Mercer by the Committee are not directly impacted by any growth in the fees we pay to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer).

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COMPENSATION DISCUSSION AND ANALYSIS

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION

Allocation of Executive Compensation

The Committee seeks to provide compensation, employee benefits and executive perquisites which are competitive with the market and help us attract, retain and motivate present and future executive officers. Annually, base salaries, target annual cash incentive compensation and long-term incentive compensation for each executive officer is compared to the median of companies included in Mercer’s annual review with the objective that, in the aggregate, our target compensation generally remains at the median of the Peer Group companies.

When deciding whether to increase or decrease the amount of any element of compensation, the Committee considers Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objectives to drive and support The Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at-risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers have a greater proportion of their total compensation allocated to these at-risk elements than other team members. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other team members, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term, as well as cash and equity, elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of The Win Strategy. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee considers Mercer’s annual review as it sets each executive officer’s base salary and annual cash incentive compensation to ensure that it is reasonable in the context of the midpoint value of his or her comparable position within the Peer Group. The Committee also considers Mercer’s annual review as it sets the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the Peer Group companies.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term shareholder value.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described beginning on page 39, however, the PG RONA Multiplier is applied only to our operating group presidents, and, therefore, Mr. Weeks is our only Named Executive Officer to whom the PG RONA Multiplier was applied in fiscal year 2021. The Committee also occasionally grants retention and/or recognition awards to executive officers who make

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extraordinary contributions to the Company’s success, or for whom a retention incentive is appropriate, but made no such grants in fiscal year 2021.

Accounting and Tax Considerations

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program.

Our executive compensation program has historically been designed to allow us to deduct compensation payments for tax purposes. With the enactment of the Tax Cuts and Jobs Act on December 22, 2017, however, the “performance-based” compensation exemption to the $1,000,000 annual cap on the deductibility of compensation paid to “covered employees” was repealed and the definition of “covered employees” was expanded (for example, by including the chief financial officer as a covered employee). As a result of these changes, compensation to each Named Executive Officer in excess of $1,000,000 generally will no longer be tax deductible.

Committee Discretion

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also has the discretion to reduce the amount of any award made under the Performance Bonus Plan as long as the award, if eligible for such treatment, continues to qualify as “performance-based” compensation under Section 162(m). The Committee retains this downward discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results relative to our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this downward discretion with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive annual cash incentive compensation outside the Performance Bonus Plan and after taking into account individual performance and contributions to the success of our business. In addition, our calculation methodology for LTIP Award payouts also allows the Committee to exercise this discretion with respect to LTIP Award payouts.

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to contribute to our continuing effort to achieve top-quartile performance among our peers and encourage behavior that promotes long-term value creation for our shareholders within the framework of The Win Strategy.

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ELEMENTS OF EXECUTIVE COMPENSATION

Base Salaries

Each of the Named Executive Officers receives an annual base salary to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	attract, retain and motivate the highly-talented and values-driven individuals we need to advance the goals of The Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the Peer Group companies. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. Among other matters, annual performance reviews and base salary adjustments consider performance and results aligned with The Win Strategy, including in certain of its ESG-related metrics such as, among others, team member safety, engagement and inclusion. The Committee may increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the Peer Group companies.

In fiscal year 2021, no base salary increases were given over fiscal year 2020 to officers remaining in their same role year-over-year. As part of our Company-wide cost control measures related to the economic downturn and COVID-19, the base salaries of our Named Executive Officers were reduced beginning in the fourth quarter of fiscal year 2020 and continued through the first quarter of fiscal year 2021 in the following amounts: by 50% for Mr. Williams; by 20% for Mr. Leombruno; by 30% for Mr. Banks; by 20% for Mr. Leonti; by 20% for Mr. Weeks; and by 25% for Ms. Suever. The table below reflects the base salary as approved by the Committee in August 2020, as well as the total base salary actually paid to each of the Named Executive Officers as of June 30, 2021, which is also included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2021.

Base Salaries

Named Executive Officers	FY2021 Base Salary($)	FY2021 Base Salary (Actual)($)(1)

Thomas L. Williams	1,325,000	1,159,375

Todd M. Leombruno(2)	530,250	510,725

Lee C. Banks	1,050,000	971,250

Joseph R. Leonti	647,400	615,030

Andrew M. Weeks	601,200	571,140

Catherine A. Suever(3)	800,000	350,000

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(1) Base salaries were reduced in varying amounts between 20% and 50% in the first quarter of fiscal year 2021 as a result of economic downturn and ongoing COVID-19 cost control initiatives.

(2) Mr. Leombruno was promoted to Executive Vice President and Chief Financial Officer effective January 1, 2021. His annual base salary effective on that date was $670,000 and was $390,500 prior to his promotion.

(3) Ms. Suever retired effective December 31, 2020.

Annual Cash Incentive Compensation

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives that are dependent on free cash flow margin, return on net assets and revenue growth. This category of compensation consists of three specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, and Converted RONA Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described beginning on page 37, Mr. Weeks is the only Named Executive Officer whose General RONA Bonus is subject to the application of our Profitable Growth Incentive Plan, which we refer to as the PGI Plan.

The Committee allocates a significant portion of the total cash compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2021, Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses, at target, represented the following percentages of base salary for each of our Named Executive Officers:

Target Percentage of Base Salary

Named Executive Officers	Target Incentive Bonuses General RONA Bonuses(2) and Converted RONA Bonuses

Thomas L. Williams	161%

Todd M. Leombruno(1)	82%

Lee C. Banks	108%

Joseph R. Leonti	74%

Andrew M. Weeks	74%

Catherine A. Suever	92%

(1) Represents pro-rata target amounts taking into consideration Mr. Leombruno’s mid-year promotion effective January 1, 2021.

(2) Because General RONA Bonuses are calculated based on actual base salary received during the fiscal year, the reductions in base salary in the first quarter of fiscal year 2021 as a result of actions taken in response to COVID-19 had an impact on General RONA bonus payouts.

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports The Win Strategy.

Target Incentive Bonuses

During fiscal year 2021, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding any discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the profitable growth and financial performance goals of The Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, strategically acquire our outstanding shares, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling

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ELEMENTS OF EXECUTIVE COMPENSATION

inventory, collecting receivables, controlling accounts payable, and optimizing capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

Target Incentive Bonuses are designed to directly reward executive officers for free cash flow margin performance against our annual plan and the performance of the Peer Group. Specifically, the Committee determines the target award opportunity for each of the executive officers and establishes the levels of performance for threshold, target and maximum payouts after evaluating our annual plan for free cash flow margin and the one-year, three-year and five-year average free cash flow margin within the Peer Group. Based on this data, the Committee estimated that 5.5%, 9% and 12.5% free cash flow margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group companies during fiscal year 2021. After review and consideration of such data and our annual plan for free cash flow margin, the Committee increased the free cash flow top-quartile and median payout thresholds for our Target Incentive Bonuses from fiscal year 2020 levels of 12% and 8.5%, respectively, to 9% and 12.5%, respectively, for fiscal year 2021, and kept the bottom quartile threshold the same as fiscal year 2020 at 5.5%.

The following table illustrates how final fiscal year 2021 Target Incentive Bonus amounts would be calculated:

FY21 Free Cash Flow Margin:	Less than 5.5%	5.5%	9%	Greater than or equal to 12.5%
Payout %	0%	50%	100%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2021 was 9.0% and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 12.5%, representing top-quartile free cash flow margin. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2021 was less than 5.5%. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

In consideration of the foregoing, at the beginning of fiscal year 2021, the Committee approved the following Target Incentive Bonuses in the table below for each of the Named Executive Officers. Our actual free cash flow margin for fiscal year 2021 was 16.48% (calculated by taking the difference of fiscal year 2021 cash flow from operating activities of $2,575,001,000 less fiscal year 2021 capital expenditures of $209,957,000 and dividing the result by fiscal year 2021 net sales of $14,347,640,000). Accordingly, each of the Named Executive Officers received 200% of their Target Incentive Bonus award. These amounts are shown in the table below and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2021.

Named Executive Officer	Target Incentive Bonus ($)	Actual Target Incentive Bonus Amount ($)

Thomas L. Williams	927,500	1,855,000

Todd M. Leombruno(1)	173,050	346,100

Lee C. Banks	472,500	945,000

Joseph R. Leonti	194,200	388,400

Andrew M. Weeks	150,300	300,600

Catherine A. Suever(2)	160,000	320,000

(1)   Mr. Leombruno’s Target Incentive Bonus award was set at $78,100 at the beginning of fiscal year 2021, with an adjusted Target Incentive Bonus award of $268,000, effective January 1, 2021 due to his promotion to Executive Vice President and Chief Financial Officer. Mr. Leombruno’s pro-rata target award was $173,500 for fiscal year 2021.

(2)   Ms. Suever retired effective December 31, 2020.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results, and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and

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June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe in the section, “Non-Qualified Benefit Plans”.

General RONA Bonuses and Converted RONA Bonuses

During fiscal year 2021, each of the Named Executive Officers was eligible for, and received, annual cash incentive compensation based on our return on net assets, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. The Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites.

The performance measures used to determine payouts on General RONA Bonuses are as follows:

•	for executive officers who receive General RONA Bonuses under the Performance Bonus Plan, return on consolidated net assets;
•

for executive officers who are operating group presidents and do not receive General RONA Bonuses under the Performance Bonus Plan or who are not Executive Vice Presidents, return on average division net assets for divisions in the applicable operating group; and

•	for all other executive officers, return on average net assets for all divisions.

The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions.

Return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves), at the beginning of the fiscal year and at the end of each applicable quarter.

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of The Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other team members to increase segment operating income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other team members to increase sales and to reduce operating expenses and other costs associated with managing our working capital and investments. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining, and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, which are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments with final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

The Committee determines and calculates General RONA Bonuses and Converted RONA Bonuses as follows:

•

Setting Target Amounts: During the first quarter of the fiscal year, the Committee determines target General RONA Bonuses and target Converted RONA Bonuses for each of the executive officers. The Committee makes these determinations after review and consideration of Mercer’s annual review, and focuses on setting targets that are reasonable in relation to the median of similar compensation offered to executives in similar positions by the Peer Group companies.

•	Converting Target Amounts to “RONA shares”: Once determined, the target amounts set for General RONA Bonuses and Converted RONA Bonuses are converted into a number of “RONA shares” based

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 37

ELEMENTS OF EXECUTIVE COMPENSATION

on our annual goals for return on net assets. In fiscal year 2021, we established and communicated an overall goal of 21.4% return on net assets on a consolidated basis, with a target “multiple” of 5% of base salary for each “share”. The target amounts were converted into “shares” at the 5% target multiple by dividing the executive officer’s General RONA Bonus or Converted RONA Bonus target by the product of the executive officer’s base salary and the 5% target “multiple.”

•

Determining the Actual Multiple: At each installment date, the actual return on net assets is calculated and, as follows, used to determine the actual “multiple”: (a) for that portion of the applicable return on net assets which is less than or equal to 35%, the actual multiple is 1% for every 5.6% of return on net assets; and (b) for that portion of return on net assets in excess of 35%, the actual multiple is 1% for every 11.2% of the excess. We allow our divisions to consider the benefit of intercompany sales when calculating return on net assets, and, therefore, to compensate for this additional benefit, we require an actual return on net assets of 28% for a payout multiple at the 5% target (i.e., 28.0% ÷ 5.6%). In other words, the 28% internal goal represents our estimate of division-level return on net assets performance (which would include intercompany sales) needed to achieve 21.4% return on net assets on a consolidated basis (after excluding intercompany sales).

•

Calculating the Actual RONA Bonuses: For General RONA Bonuses and Converted RONA Bonuses, the amounts of the actual bonuses earned are calculated by multiplying the executive officer’s “shares” by his or her multiple, and multiplying that total by his or her base salary for the fiscal year.

The following tables show each of the Named Executive Officers’ General RONA Bonus and Converted RONA Bonus target amounts, “shares”, “multiples” and actual amounts.

General RONA Bonuses

Named Executive Officer	Base Salary Earned(1)	Target General RONA Bonus Amount	Target General RONA Bonus “Shares”	General RONA Bonus “Multiple”	Actual General RONA Bonus Amount
Thomas L. Williams	$1,159,375	$1,126,250	17	6.90%	$1,359,947
Todd M. Leombruno(2)	510,725	209,325	7.97	6.90%	280,785
Lee C. Banks	971,250	577,500	11	6.90%	737,179
Joseph R. Leonti(3)	615,030	226,520	7	6.90%	497,059
Andrew M. Weeks(4)	571,140	240,480	8	8.91%	407,109
Catherine A. Suever	350,000	360,000	9	6.90%	217,350

(1)	Reflects reductions in the first quarter of fiscal year 2021 in connection with cost reduction actions associated with the economic downturn and our COVID-19 response.

(2)

Mr. Leombruno’s Target General RONA Bonus was increased by 15%, from 30% to 45%, as a result of his promotion to Executive Vice President and Chief Financial Officer effective January 1, 2021, and his target General RONA Bonus shares were increased to 9 shares. The amounts in the table above reflect Mr. Leombruno’s pro-rata RONA Bonus for fiscal year 2021.

(3)

As detailed below, the Committee determined to exercise less negative reduction with respect to Mr. Leonti’s General RONA Bonus in recognition of his significant contributions to the success of the Company’s growth initiatives under The Win Strategy in fiscal year 2021.

(4)

In fiscal year 2021, Mr. Weeks received his General RONA Bonus under the Performance Bonus Plan. As a result, the Committee used return on consolidated net assets to determine that his maximum General RONA Bonus “Multiple” was 8.91%. As described below, however, Mr. Weeks’ General RONA Bonus “Multiple” was reduced to 6.86% upon the Committee’s exercise of downward discretion, and then increased to 8.91% after applying his PG RONA Multiplier under our PGI Plan.

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ELEMENTS OF EXECUTIVE COMPENSATION

	Converted RONA Bonuses

Named Executive Officer	Target Converted RONA Bonus Amount	Converted RONA Bonus “Shares”	Converted RONA Bonus “Multiple”	Actual Converted RONA Bonus Amount
Thomas L. Williams	$80,490	1.19	6.90%	$111,076
Todd M. Leombruno	54,175	1.48(1)	6.90%	74,762
Lee C. Banks	80,060	1.69	6.90%	110,483
Joseph R. Leonti	55,040	1.86	6.90%	75,955
Andrew M. Weeks	55,040	1.86	6.90%	75,955
Catherine A. Suever	55,220	1.48	6.90%	35,837

(1)

At the beginning of fiscal year 2021, Mr. Leombruno was awarded 2.80 Converted RONA Bonus Shares with a target Converted RONA Bonus amount of $53,150. As a result of his promotion to Executive Vice President and Chief Financial Officer in January 2021, his target award was revised to $55,220, and he was awarded 1.48 Converted RONA Bonus Shares. Mr. Leombruno’s pro rata target Converted RONA Bonus amount was $54,175.

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2021. In arriving at these amounts, the Committee compared the original award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including each of the Named Executive Officers except Mr. Leombruno) with the final payout amounts of annual cash incentive compensation for the other executive officers, and evaluated the individual performance and contributions to the success of our business of the executive officers receiving General RONA Bonuses under the Performance Bonus Plan. Based on that comparison and evaluation, the Committee determined that it would be appropriate to exercise downward discretion and reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded to the Named Executive Officers under the Performance Bonus Plan by approximately 50.4% (except in Mr. Leonti’s case, the Committee determined to reduce his payout amount by approximately 16.9% in recognition of his significant contributions to the success of the Company’s growth initiatives under The Win Strategy in fiscal year 2021). The amounts reported in the General RONA Bonuses table above represent the final amounts paid to the Named Executive Officers following those exercises of discretion.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan, or the Savings Restoration Plan. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan, the Pension Restoration Plan, the Supplemental Retirement Program, the Defined Contribution Supplemental Retirement Program, the Executive Long-Term Disability Plan, and the Change in Control Agreements. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are intended to replace executive perquisites which, historically, were not used or taken into account for those purposes.

Profitable Growth Incentive Plan

Our PGI Plan is designed to implement the strategies and advance the goals of The Win Strategy by encouraging and rewarding participants for sales growth, organically and through acquisitions at the operating group or division level. The Committee identified sales growth, organically and through acquisitions, as a performance measure critical to advance the financial performance and profitable growth goals of The Win Strategy. Under our PGI Plan, the General RONA Bonuses for participants may be adjusted after each fiscal year on the basis of a multiplier, which we refer to as the PG RONA Multiplier, that is determined by the three-year compound annual growth rate of external customer sales for the applicable operating group or division, which we refer to as 3-year CAGR. The following table sets forth examples of the PG RONA Multiplier that may be applied to, and which may increase or decrease, the General RONA Bonuses under our PGI Plan after each fiscal year:

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ELEMENTS OF EXECUTIVE COMPENSATION

3-year CAGR:	Less than or equal to -5%	3%-5%	8%	Greater than or equal to 15%
PG RONA Multiplier:	90%	100%	105%	130%

The PG RONA Multiplier is interpolated on a linear basis between the points in the above table. Of our executive officers, only our operating group presidents’ General RONA Bonuses are subject to our PGI Plan, and, therefore, the PGI Plan applies to Mr. Weeks, but not to any of our other Named Executive Officers. During fiscal year 2021, the three-year CAGR applicable to: Mr. Weeks’ General RONA Bonus was 17.52%, resulting in a PG RONA Multiplier of 130%. This PG RONA Multiplier was applied to Mr. Weeks’ final RONA Bonus causing the increase from a 6.86% General RONA Bonus multiple to 8.91% for Mr. Weeks, as reflected in the General RONA Bonuses table above.

Long-Term Incentive Compensation

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock appreciation rights, which we refer to as Stock Incentives. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the Peer Group companies.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of The Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group companies in certain key financial metrics over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a three-year pro-rata vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards are granted to eligible employees on an annual basis at the January meeting of the Committee. This meeting is typically scheduled at least one year in advance. The only exceptions to this practice are that prorated LTIP Awards are granted to individuals who become executive officers, are promoted to new executive officer positions, or are given increased responsibilities during a performance period.

Stock Incentives are granted to eligible team members on an annual basis at the August meeting of the Committee. This meeting is typically scheduled at least one year in advance.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTIP Awards

During the third quarter of fiscal year 2011, the Committee adopted a Long-Term Incentive Performance Plan under the Performance Bonus Plan, which we refer to as the Officer LTIP Plan, to establish the terms and conditions for LTIP Awards granted to our executive officers during and after fiscal year 2011. During the third quarter of fiscal year 2021, the Committee granted to each of the Named Executive Officers, under the terms of the Officer LTIP Plan and our Amended and Restated 2016 Omnibus Stock Incentive Plan, which we refer to as the Amended 2016 Equity Plan, the following target LTIP Award values for the calendar year 2021-22-23 performance period based on the following target LTIP Award values for the calendar year 2021-22-23 performance period:

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ELEMENTS OF EXECUTIVE COMPENSATION

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values ($)
Thomas L. Williams	19,388	5,250,000
Todd M. Leombruno(1)	5,536	1,500,000
Lee C. Banks	8,856	2,400,000
Joseph R. Leonti	2,587	700,000
Andrew M. Weeks	2,587	700,000
Catherine A. Suever(2)	—	—

(1)

Mr. Leombruno also received supplemental LTIP awards for the calendar years 2019-20-21 and 2020-21-22 performance periods in the amounts of 2,373 and 3,427 target shares respectively, for a total number of 5,800 additional LTIP target shares in connection with his promotion to Executive Vice President and Chief Financial Officer.

(2)	Ms. Suever retired effective December 31, 2020 and did not receive LTIP awards in fiscal year 2021.

The target LTIP Award shares shown in this table (along with the awarded dividend equivalent units applicable to the calendar years 2021-22-23 performance period) are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2021 table. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2021 includes the aggregate grant date fair value of these awards in fiscal year 2021.

Under the Officer LTIP Plan, the actual payouts for these LTIP Awards will be calculated following the three-year performance period ending December 31, 2023, as follows:

•	The Committee will first determine if, during the performance period, we achieved an average return on average equity of 4% or an average free cash flow margin of 4%.

•	If at least one of these threshold performance measures above are not achieved, participants will not receive a payout.

•

If at least one of these threshold performance measures above are achieved, participants will become eligible to receive the maximum payout of 200% of the applicable target LTIP Award value. The Committee will then, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. The Committee determined that this calculation methodology would provide the Committee with more flexibility to ensure payout levels are as accurately reflective of the Company’s performance against the Peer Group as possible and are otherwise in the best interests of our business and our shareholders.

To provide the Committee with guidelines for exercising its discretion, the Officer LTIP Plan provides that the Committee may, among other things, following the calendar years 2021-22-23 performance period compare our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results of the Peer Group companies during their three most recent fiscal years. The Committee has identified long-term revenue growth, earnings per share growth and return on invested capital as performance measures critical to the financial performance and profitable growth goals of The Win Strategy because, among other things, they encourage our executive officers to provide on-time delivery of quality products, value-added services and systems, strategic supply chain, lean enterprise, value pricing, market-driven innovation and strong distribution.

Specifically, the Officer LTIP Plan provides for using weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations, and 40% for average return on invested capital from continuing operations for the applicable performance periods, and the following table to calculate final LTIP Award payouts:

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ELEMENTS OF EXECUTIVE COMPENSATION

Peer Group Percentile Rank:	Less than 35th	35th	50th	75th or higher
Payout%	0%	50%	100%	200%

At the end of calendar year 2023, if we achieve an average return on average equity or an average free cash flow margin of 4% or greater, the Committee may exercise discretion in determining the appropriate payout by determining our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee will calculate the portion of the target LTIP Award value earned with respect to each performance measure. The Committee will multiply each portion by its applicable weight and add up the total to determine the total LTIP Award payout for the calendar years 2021-22-23 performance period. This table illustrates that recipients of LTIP Awards granted during calendar year 2021 will receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group companies in the aggregate based on all three performance measures, and will receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures. The payout percentage that is applied is interpolated on a linear basis between the points in the above table.

LTIP Award payouts for the calendar years 2021-22-23 performance period may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

The Committee designed these LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group companies.

In addition, each of the Named Executive Officers received a payout under LTIP Awards granted during the third quarter of fiscal year 2018 for the three-year performance period ending December 31, 2020. We exceeded our threshold performance measures with an average return on average equity for the three-year performance period of 22.9% and average free cash flow margin for the three-year performance period of 14%. The Committee decided to exercise discretion to determine the appropriate payout and determined that we achieved the following percentile rankings among the Peer Group companies with respect to the LTIP Award performance measures for the calendar years 2018-19-20 performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue Growth (20%)	1.16%	78th	40%
Earnings Per Share Growth (40%)	36.14%	67th	66.66%
Average Return on Invested Capital (40%)	15.46%	72nd	75.56%

As a result, each of the Named Executive Officers received the LTIP Award payout during fiscal year 2021 included in the “Number of Shares Acquired on Vesting” column of the Option Exercises and Stock Vested for Fiscal Year 2021 table. Each payment represents a total payout of 182.21% of the target LTIP Award values for the three-year performance period ended December 31, 2020.

Stock Incentives

Each of the Named Executive Officers received Stock Incentives under our Amended 2016 Equity Plan during the first quarter of fiscal year 2021. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of The Win Strategy and make other contributions to maximize long-term shareholder value.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses Mercer’s annual review to ensure the target dollar values are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The following table shows the Target Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2021:

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ELEMENTS OF EXECUTIVE COMPENSATION

Named Executive Officer	Target Value	Stock Incentive Grants (# of Underlying Shares)
Thomas L. Williams	$5,250,000	76,690
Todd M. Leombruno(1)	$250,000	3,650
Lee C. Banks	$2,400,000	35,060
Joseph R. Leonti	$700,000	10,220
Andrew M. Weeks	$700,000	10,220
Catherine A. Suever	$1,500,000	21,910

(1)	As set in line with Mr. Leombruno’s previous role of Vice President and Controller on the date of the award.

The fiscal year 2021 Stock Incentive grants shown above are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2021 table and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2021 table. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2021 includes the aggregate grant date fair value of these awards in fiscal year 2021.

As required by the terms of our Amended 2016 Equity Plan, these fiscal year 2021 Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the repricing of Stock Incentives. The Committee analyzed the terms of our Amended 2016 Equity Plan and considered Mercer’s annual review to establish all other terms of these Stock Incentives. These fiscal year 2021 Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. When vested, each Stock Incentive will entitle the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of fiscal year 2021 Stock Incentives, common shares will be issued directly to the holder. The appreciation in these Stock Incentives will be calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of Stock Incentives exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, continuity of leadership and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other team members necessary to advance the goals of The Win Strategy.

Qualified Benefit Plans

During fiscal year 2021, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan, except for Messrs. Leonti and Weeks who are not eligible to participate in the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004, participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The minimum benefit and final average pay amounts are calculated as follows:

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ELEMENTS OF EXECUTIVE COMPENSATION

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

◆   0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

◆   1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

◆   0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses multiplied by years of service in excess of 35 up to a maximum of five years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs and payments commence before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004, were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004, including Messrs. Leonti and Weeks, were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers who are in the Pension Plan elected to remain in and continue to accrue benefits under the Pension Plan. All benefits accrued by team members who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those team members initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. team members are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax and post-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed on a pre-tax basis or Roth basis. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $285,000 per year), based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2021 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021 on page 52.

Non-Qualified Benefit Plans

During fiscal year 2021, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker-Hannifin Corporation Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker-Hannifin Corporation Executive Deferral Plan, which we refer to as the Executive Deferral Plan, except for Mr. Weeks who does not participate in the Executive Deferral Plan;

•

The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan, except for Messrs. Leonti and Weeks who are not eligible to participate in the Pension Restoration Plan as they are not participants in the Pension Plan;

•

The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program, except for Messrs. Leonti and Weeks who are not eligible to participate in the Supplemental Retirement Program; and

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ELEMENTS OF EXECUTIVE COMPENSATION

•

The Parker-Hannifin Corporation Defined Contribution Supplemental Executive Retirement Program, which we refer to as the Defined Contribution Supplemental Retirement Program (Messrs. Leonti and Weeks are the only Named Executive Officers who participate in the Defined Contribution Supplemental Retirement Program).

The Savings Restoration Plan is available to team members who earn base salaries equal to or in excess of $150,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he or she cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances.

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ELEMENTS OF EXECUTIVE COMPENSATION

Savings Restoration Plan and Executive Deferral Plan account balances are paid out upon any of the following events as follows:

Retirement:

Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments up to five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.

Termination Before Retirement:

Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.

Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.

Withdrawals During Employment:

Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.

Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.

Change in Control:

Under the Savings Restoration Plan, balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum. Under the Executive Deferral Plan, balances are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2021 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2021 are included in the Nonqualified Deferred Compensation for Fiscal Year 2021 table.

The Executive Deferral Plan is available to executive officers and certain other key team members. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary and 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances in the Executive Deferral Plan are paid as indicated in the table below. For those who were participants in the Executive Deferral Plan prior to January 1, 2016, prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have

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ELEMENTS OF EXECUTIVE COMPENSATION

received if the account had remained in place and been paid as elected by the participant. Any balances on distribution to a participant in the Executive Deferral Plan who becomes a participant on or after January 1, 2016, are no longer increased to reflect any “gross-up” amount to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2021 are included in the Nonqualified Deferred Compensation for Fiscal Year 2021 table.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least five years of service. In January 2015, the Committee closed the Supplemental Retirement Program to new participants as of July 1, 2014.

The Defined Contribution Supplemental Retirement Program was established to provide executive officers and certain other key management team members with retirement benefits supplemental to the benefits under the Retirement Savings Plan and the Savings Restoration Plan. The Defined Contribution Supplemental Retirement Program was established to replace the Supplemental Retirement Program for executive officers who are designated as participants on or after July 1, 2014. Depending on a participant’s salary grade on December 31 of each year, we provide an annual non-discretionary employer contribution of 8%, 10% or 12% of a participant’s base salary, Target Incentive Bonus and General RONA Bonus that was paid during the calendar year. The Committee may determine to make an additional annual discretionary contribution to a designated participant’s account. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Defined Contribution Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Defined Contribution Supplemental Retirement Program, however, a vested participant must have at least five years of service. Messrs. Leonti and Weeks are our only Named Executive Officers who participate in the Defined Contribution Supplemental Retirement Program.

Our contributions made under the Defined Contribution Supplemental Retirement Program for Messrs. Leonti and Weeks during fiscal year 2021 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Defined Contribution Supplemental Retirement Program during fiscal year 2021 are included in the Nonqualified Deferred Compensation for Fiscal Year 2021 table.

Health and Welfare Benefits

The Named Executive Officers participated in various health and welfare programs generally available to all team members during fiscal year 2021. The Named Executive Officers also participated in our Officer Life Insurance Plan and our Executive Long-Term Disability Plan.

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ELEMENTS OF EXECUTIVE COMPENSATION

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008 (which includes Named Executive Officers Messrs. Williams and Banks) for the longer of 10 years or until the executive officer reaches age 65. For those executive officers who were participants after January 1, 2008 (which includes Named Executive Officers Messrs. Leombruno, Leonti and Weeks and Ms. Suever) we pay all required premiums for life insurance until retirement up to age 65. The premiums are designed to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for our Chief Executive Officer;

•	four times base salary during employment and two times final base salary after retirement at age 65 for our Chief Financial Officer, our President and our Chief Operating Officer; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2021 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses (after applying the PG RONA Multiplier if applicable) paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum monthly benefit, in the case of Messrs. Williams and Banks and Ms. Suever, of $33,000, or, in the case of Messrs. Leombruno, Leonti and Weeks, of $35,000. Our executive officers are not eligible to receive the long-term disability benefit generally available to other team members.

Change in Control Agreements

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding team member interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2021, tables and the related narrative descriptions provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control.”

Indemnification Agreements

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines, and settlement amounts, that the executive officer incurs by reason of his or her service:

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ELEMENTS OF EXECUTIVE COMPENSATION

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites

During fiscal year 2021, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of The Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2021 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2021.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We offer this perquisite to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at off-site locations. Historically we have paid or reimbursed the initiation fees and provided gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer, the President, and the Chief Operating Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval. We maintain a policy of not providing gross up payments on private club initiation fees, and in fiscal year 2021 no such gross up payments were made.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals and any necessary travel vaccinations for each of our executive officers and certain other key team members. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key team members. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each executive officer for lease payments on one automobile, typically for a three-year term. Each executive officer has a maximum allowance of $1,570 per month. We also reimburse each executive officer for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. We pay or reimburse each executive officer for sales taxes on his or her vehicle at the time of title transfer, but the executive officer is responsible for the payment of all income taxes assessed on payments and reimbursements made during the lease term and at the time of title transfer, including those assessed on the fair market value of the vehicle at the time of title transfer.

Matching Gifts Program. We match any amount in excess of $50 contributed to any accredited educational institution by an active, full-time employee, retiree, or member of our Board of Directors with at least one year of service. Our matching contributions are capped at $5,000 per fiscal year for any individual’s contribution to any single institution, and $10,000 per fiscal year for any individual’s aggregate contributions to all institutions.

Company Apartments. We maintain apartments in Cleveland, Ohio, and Newport Beach, California to provide accommodations to team members working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if the apartments are not otherwise being used for business purposes.

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ELEMENTS OF EXECUTIVE COMPENSATION

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our team members to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. Effective May 1, 2019, the Committee elected to offer limited non-business use of our corporate aircraft to our Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer for purposes of their safety, security, confidentiality and productivity while traveling. Such use is limited to U.S. domestic travel only and 50 hours of flight time per fiscal year for our Chief Executive Officer and 30 hours of flight time per fiscal year to each of our President, Chief Operating Officer and Chief Financial Officer. Otherwise, non-business use of our corporate aircraft by our executive officers is only available if (a) the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary, or (b) there is a medical emergency or other special circumstance and the flight is pre-approved by our Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer.

CONSIDERATION OF 2020 SAY-ON-PAY VOTING RESULTS

At our 2020 Annual Meeting of Shareholders, we received approval, based on the total votes cast, for our advisory “say-on-pay” vote to approve the compensation of our Named Executive Officers. The Committee and Mercer specifically considered the voting results when exploring potential changes to our executive compensation program in fiscal year 2021. The Committee believes the voting results demonstrate strong, consistent support for our executive compensation program. The Committee will continue to explore with Mercer potential improvements to our executive compensation program to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market.

50 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Joseph Scaminace, Chair

Kevin A. Lobo

Candy M. Obourn

James R. Verrier

James L. Wainscott

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 51

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2021

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas L. Williams	2021	1,159,375	4,845,449	4,224,085	3,326,023	3,344,243	135,325	17,034,500

Chief Executive Officer and Chairman of the Board	2020	1,159,375	5,350,280	2,992,950	3,230,087	5,986,427	143,742	18,862,861

	2019	1,250,000	5,173,005	2,980,930	3,148,895	4,757,754	161,916	17,472,500

Todd M. Leombruno (7)	2021	510,725	2,968,166	201,042	701,647	376,387	213,444	4,971,411

Executive Vice President and Chief Financial Officer

Lee C. Banks	2021	971,250	2,213,292	1,931,105	1,792,662	1,051,869	224,943	8,185,121

President and Chief Operating Officer	2020	971,250	2,455,433	1,372,950	1,737,379	3,543,794	215,145	10,295,951

	2019	1,000,000	4,828,211	1,341,382	1,738,634	2,632,389	234,326	11,774,942

Joseph R. Leonti	2021	615,030	646,543	562,918	961,414	—	301,775	3,087,680

Vice President, General Counsel and Secretary	2020	615,030	834,509	466,763	737,088	—	293,406	2,946,796

	2019	605,000	620,654	357,653	717,294	—	545,826	2,846,427

Andrew M. Weeks (8)	2021	571,140	646,543	562,918	783,664	—	290,457	2,854,722

Vice President and	2020	571,140	688,038	384,413	648,957	—	638,204	2,930,752

President - Engineered Materials Group

Catherine A. Suever (9)	2021	350,000	—	1,206,803	573,187	1,825,904	103,097	4,058,991

Former Executive Vice President - Finance and	2020	750,000	1,594,690	892,350	1,146,609	3,867,370	103,432	8,354,451

Administration and Chief Financial Officer	2019	750,800	1,396,550	804,902	1,123,604	2,732,897	99,632	6,908,385

(1)

Reflects the impact of a reduction in base salary in the first quarter of fiscal year 2021 in accordance with cost control measures implemented in response to the economic downturn and COVID-19. Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2021:

Savings Restoration Plan: Mr. Williams—$25,156; Mr. Leombruno—$10,942; Mr. Banks—$27,687; Mr. Leonti—$26,619; Mr. Weeks—$26,503; and Ms. Suever—$7,500.

Executive Deferral Plan: Mr. Leombruno—$33,609; and Mr. Leonti—$50,000.

These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2021 table on page 60.

(2)

For 2021, these amounts consist of the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2021 to each of the Named Executive Officers. For the LTIP awards, the amounts do not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amounts were calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 40, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2021 at the maximum payout of 200% are: Mr. Williams—$9,690,898; Mr. Leombruno—$5,936,332; Mr. Banks—$4,426,584; Mr. Leonti—$1,293,086; and Mr. Weeks—$1,293,086. Ms. Suever retired in December 2020 and did not receive LTIP awards. Dividends in the form of dividend equivalent units are awarded as earned LTIP award shares for those LTIP awards beginning with the calendar years 2019-20-21 performance period. Dividends are paid on the LTIP Awards awarded prior to calendar years 2019-20-21 performance period after the prior performance periods end and the shares are issued at which point they will be paid in proportion to the actual amount of shares earned for the applicable performance period.

(3)

Amounts reflect the aggregate grant date fair value for Stock Appreciation Rights granted in fiscal year 2021 computed in accordance with FASB ASC Topic 718 of Stock Incentive grants. The amounts do not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amounts were calculated using the Black-Scholes option pricing model with the following weighted-average assumptions:

52 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

Fiscal Year of Grant	Participant	Grant Date	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2021	Named Executive Officers	8/12/2020	annual grant	0.50%	6.45 years	2.01%	33.7%

During fiscal year 2021, no Stock Incentive awards were forfeited by any of the Named Executive Officers.

(4)

Amounts consist of the following Target Incentive Bonuses, General RONA Bonuses with PGI Multiplier, if applicable, and Converted RONA Bonuses for fiscal year 2021, which were paid in one or more installments with the final payments in August 2021:

Target Incentive Bonus for fiscal year 2021: Mr. Williams—$1,855,000; Mr. Leombruno—$346,100; Mr. Banks—$945,000; Mr. Leonti—$388,400; Mr. Weeks—$300,600; and Ms. Suever—$320,000.

General RONA Bonus for fiscal year 2021: Mr. Williams—$1,359,947; Mr. Leombruno—$280,785; Mr. Banks—$737,179; Mr. Leonti—$497,059; Mr. Weeks—$407,109; and Ms. Suever—$217,350.

Converted RONA Bonus for fiscal year 2021: Mr. Williams—$111,076; Mr. Leombruno—$74,762; Mr. Banks—$110,483; Mr. Leonti—$75,955; Mr. Weeks—$75,955; and Ms. Suever—$35,837.

Amount also includes the following amount deferred under the Executive Deferral Plan:

Executive Deferral Plan: Mr. Leombruno—$33,609; and ..Mr. Leonti—$50,000.

(5)

Amounts consist of the change in annual actuarial present value of pension benefits for Messrs. Williams and Banks and Ms. Suever, as also reported in the Pension Benefits for Fiscal Year 2021 table. Messrs. Leombruno, Leonti and Weeks do not have a benefit under our defined benefit pension plans. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the All Other Compensation column:

Name	Company Contributions to Defined Contribution Plans (a)	Life Insurance Premiums Paid	Dividend Equivalents on RSUs (b)	Perquisites (c)	Total “All Other Compensation”
Thomas L. Williams	$17,057	$47,490	$—	$70,778	$135,325
Todd M. Leombruno	69,407	69,730	—	74,307	213,444
Lee C. Banks	17,577	41,043	107,215	59,108	224,943
Joseph R. Leonti	219,600	43,146	—	39,029	301,775
Andrew M. Weeks	196,064	55,168	12,001	27,224	290,457
Catherine A. Suever	5,480	—	—	97,617	103,097

(a)	Amount consists of the following company contributions to our Defined Contribution Plans:

Retirement Savings Plan: Mr. Williams—$11,622; Mr. Leombruno—$15,397; Mr. Banks—$11,575; Mr. Leonti—$25,368; Mr. Weeks—$22,602; and Ms. Suever—$3,800.

Savings Restoration Plan: Mr. Williams—$5,435; Mr. Leombruno—$2,451; Mr. Banks—$6,002; Mr. Leonti—$44,383; Mr. Weeks—$39,177; and Ms. Suever—$1,680.

Defined Contribution Supplemental Retirement Program: Mr. Leombruno—$51,559; Mr. Leonti—$149,851; and Mr. Weeks—$134,285.

(b)

Reported in this column are cash dividends that Mr. Banks received as dividend equivalents on RSUs that they were granted in fiscal years 2017 and 2019, and cash dividends that Mr. Weeks received as dividend equivalents on RSUs that he was granted in fiscal year 2019.

(c)

Reported in this column are amounts reimbursed or incurred by us with respect to: (i) executive long-term disability insurance premiums; and (ii) one or more of the following executive perquisites: (A) leased vehicle, including state sales tax if applicable; (B) spousal travel; (C) executive physicals; (D) matching gifts program; (E) corporate aircraft travel; and (F) certain private club fees. The Named Executive Officers also use our loges, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. Other than the aggregate incremental cost to the Company of each of Messrs. Williams’ and Banks’ personal use of the corporate aircraft of $38,010 and $30,362, respectively, and Mr. Leombruno’s reimbursement of $49,200 for private club initiation fees, no Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(7)	Mr. Leombruno was not a Named Executive Officer in fiscal years 2020 and 2019.

(8)	Mr. Weeks was not a Named Executive Officer for fiscal year 2019.

(9)	Ms. Suever retired as an executive officer in December 2020, but still qualifies as a Named Executive Officer.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 53

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2021

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2021. The LTIP Awards and Stock Incentives listed below have been granted under our Amended 2016 Equity Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Date	Compensation Committee Action Date (If Different than Grant Date)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas L. Williams

Target Incentive Bonus	8/12/2020	—	—	927,500	1,855,000	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	1,126,250	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	80,490	(1)	—	—	—	—	—	—

LTIP Award (CY 21-22-23)(3)	1/27/2021	—	—	—	—	—	19,452	38,904	—	—	4,845,449(2)

Stock Incentives	8/12/2020	—	—	—	—	—	—	—	76,690	209.56	4,224,085

Todd M. Leombruno

Target Incentive Bonus	8/12/2020	—	—	78,100	156,200	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	360,000	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	53,130	(1)	—	—	—	—	—	—

LTIP Award (CY19-20-21)(4)	1/1/2021	—	—	—	—	—	2,388	4,776	—	—	622,128(2)

LTIP Award (CY20-21-22)(4)	1/1/2021	—	—	—	—	—	3,448	6,896	—	—	898,464(2)

LTIP Award (CY 21-22-23)(3)	1/27/2021	—	—	—	—	—	5,555	11,110	—	—	1,447,575(2)

Stock Incentives	8/12/2020	—	—	—	—	—	—	—	3,650	209.56	201,042

Lee C. Banks

Target Incentive Bonus	8/12/2020	—	—	472,500	945,000	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	577,500	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	80,060	(1)	—	—	—	—	—	—

LTIP Award (CY 21-22-23)(3)	1/27/2021	—	—	—	—	—	8,886	17,772	—	—	2,213,292(2)

Stock Incentives	8/12/2020	—	—	—	—	—	—	—	35,060	209.56	1,931,105

Joseph R. Leonti

Target Incentive Bonus	8/12/2020	—	—	194,200	388,400	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	226,590	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	55,040	(1)	—	—	—	—	—	—

LTIP Award (CY 21-22-23)(3)	1/27/2021	—	—	—	—	—	4,199	5,192	—	—	646,543(2)

Stock Incentives	8/12/2020	—	—	—	—	—			10,220	209.56	562,918

Andrew M. Weeks

Target Incentive Bonus	8/12/2020	—	—	194,200	388,400	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	240,480	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	55,040	(1)	—	—	—	—	—	—

LTIP Award (CY 21-22-23)(3)	1/27/2021	—	—	—	—	—	3,462	5,192	—	—	646,543(2)

Stock Incentives	8/12/2020	—	—	—	—	—	—	—	10,220	209.56	562,918

Catherine A. Suever

Target Incentive Bonus	8/12/2020	—	—	320,000	640,000	—	—	—	—	—	—

General RONA Bonus	8/12/2020	—	—	360,000	(1)	—	—	—	—	—	—

Converted RONA Bonus	8/12/2020	—	—	55,220	(1)	—	—	—	—	—	—

Stock Incentives	8/12/2020	—	—	—	—	—	—	—	21,910	209.56	1,206,803

54 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

(1)

There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 24.

(2)	Calculated assuming a payout of 100% as described in footnote 2 to the Summary Compensation Table for Fiscal Year 2021.
(3)	Includes earned LTIP award shares in the form of dividend equivalent units for those LTIPs awarded for the calendar years 2020-21-22 and 2021-22-23 performance periods.
(4)	Mr. Leombruno received additional LTIP awards due to his promotion to Executive Vice President and Chief Financial Officer effective January 1, 2021.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2021 on page 52 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2021 table above were made are described in the Compensation Discussion and Analysis section of this Proxy Statement.

Parker Hannifin Corporation	2021 Proxy Statement ◆ 55

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2021

The following table sets forth information with respect to Stock Incentives and stock awards held by the Named Executive Officers as of June 30, 2021.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares, Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas L. Williams	67,200	0	113.23	8/11/2025	—	—
	105,500	0	124.36	8/16/2026	—	—
	92,340	0	158.79	8/15/2027	—	—
	54,120	51,620(2)	166.49	8/14/2028	—	—
	29,560	59,120(3)	158.90	8/13/2029	—	—
	0	76,690(4)	209.56	8/11/2030	—	—
	—	—	—	—	34,079(5)	10,466,002
	—	—	—	—	27,297(6)	8,383,182
	—	—	—	—	19,452(7)	5,973,904
Todd M. Leombruno	410	0	113.19	8/12/2024	—	—
	1,230	0	113.23	8/11/2025	—	—
	1,410	0	124.36	8/16/2026	—	—
	4,040	0	158.79	8/15/2027	—	—
	2,273	1,137(2)	166.49	8/14/2028	—	—
	1,357	2,713(3)	158.90	8/13/2029	—	—
	0	3,650(4)	209.56	8/11/2030	—	—
	—	—	—	—	3,817(5)	1,172,239
	—	—	—	—	4,696(6)	1,442,189
	—	—	—	—	5,555(7)	1,705,996
Lee C. Banks	44,800	0	113.23	8/11/2025	—	—
	51,150	0	124.36	8/16/2026	—	—
	44,250	0	158.79	8/15/2027	—	—
	24,353	12,177(2)	166.49	8/14/2028	—	—
	13560	27,120(3)	158.90	8/13/2029	—	—
	0	35,060(4)	209.56	8/11/2030	—	—
	—	—	—	—	15,333(5)	4,708,918
	—	—	—	—	12,528(6)	3,847,474
	—	—	—	—	8,886(7)	2,728,979
	—	—	—	—	14,194(8)	4,359,119
	—	—	—	—	15,020(9)	4,612,792
Joseph R. Leonti	0	3,247(2)	166.49	8/14/2028	—	—
	0	9,220(3)	158.90	8/13/2029	—	—
	0	10,220(4)	209.56	8/11/2030	—	—
	—	—	—	—	4,089(5)	1,255,773
	—	—	—	—	4,257(6)	1,307,367
	—	—	—	—	2,596(7)	797,258
Andrew M. Weeks	6,493	3,247(2)	166.49	8/14/2028	—	—
	3,797	7,593(3)	158.90	8/13/2029	—	—
	0	10,220(4)	209.56	8/11/2030	—	—
	—	—	—	—	4,089(5)	1,255,773
	—	—	—	—	3,510(6)	1,077,956
	—	—	—	—	2,596(7)	797,258
	—	—	—	—	3,270(10)	1,004,250
Catherine A. Suever	5,010	—	113.19	8/13/2023	—	—
	4,820	—	113.23	8/12/2024	—	—
	5,500	—	124.36	8/11/2025	—	—
	24,050	—	158.79	8/16/2026	—	—
	14,613	7,307(2)	166.49	8/15/2027	—	—
	8,814	17,626(3)	158.90	8/14/2028	—	—
	—	21,910(4)	209.56	8/13/2029	—	—
	—	—	—	—	9,200(5)	2,825,412
	—	—	—	—	8,137(6)	2,498,954

56 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

(1)	The market value is calculated by multiplying the closing price of our Common Stock on June 30, 2021, $307.11, by the number of shares.
(2)	Represents Stock Incentives granted on August 15, 2018. The Stock Incentives vest in three equal annual installments beginning August 15, 2019.
(3)	Represents Stock Incentives granted on August 14, 2019. The Stock Incentives vest in three equal annual installments beginning August 14, 2020.
(4)	Represents Stock Incentives granted on August 12, 2020. The Stock Incentives vest in three equal annual installments beginning August 12, 2021.
(5)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2021), actual payouts under the calendar years 2019-20-21 LTIP Awards will be in common shares to be issued in April 2022 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment. These amounts include the dividend equivalent units for LTIP awards beginning January 2020. Mr. Leombruno’s target LTIP award amounts reflect additional shares awarded to Mr. Leombruno as a result of his promotion on January 1, 2021.

(6)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2022), actual payouts under the calendar years 2020-21-22 LTIP Awards will be in common shares to be issued in April 2023 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment. These amounts include the dividend equivalent units for LTIP awards beginning January 2020. Mr. Leombruno’s target LTIP award amounts reflect additional shares awarded to Mr. Leombruno as a result of his promotion on January 1, 2021.

(7)

Assumes that we meet our target performance goals and payout will be at 100% of the target LTIP Award value. Assuming continued employment through the end of the performance period (December 31, 2023), actual payouts under the calendar years 2021-22-23 LTIP Awards will be in common shares to be issued in April 2024 following the Committee’s certification of our performance results, subject to the Committee’s exercise of any discretion to reduce the amount payable and the Committee’s authorization of payment. These amounts include the dividend equivalent units for LTIP awards beginning January 2020.

(8)	Represents the grant of 14,194 Restricted Stock Units, awarded on August 17, 2016 to Mr. Banks. Assuming continued full-time employment, the grants will vest on August 17, 2022.
(9)	Represents the grant of 15,020 Restricted Stock Units, awarded August 15, 2018, to Mr. Banks. Assuming continued full-time employment, the grants will vest on August 5, 2022.
(10)	Represents the grant of 3,270 Restricted Stock Units, awarded February 1, 2019 to Mr. Weeks. Assuming continued full-time employment, the grants will vest on February 1, 2022.

Parker Hannifin Corporation	2021 Proxy Statement ◆ 57

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2021

The following table sets forth information with respect to Stock Incentives that were exercised during fiscal year 2021 and common shares issued under LTIP Awards and RSUs that vested for the Named Executive Officers during fiscal year 2021.

	Option Awards		Stock Awards
Name	Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas L. Williams	94,502	13,126,919	28,409	7,738,896
Todd M. Leombruno	1,420	213,576	2,314	630,357
Lee C. Banks	135,752	11,398,566	25,382	6,914,311
Joseph R. Leonti	12,023	587,551	7,179	1,955,631
Andrew M. Weeks	26,390	2,716,801	6,614	1,801,720
Catherine A. Suever	11,890	2,083,893	7,469	2,034,630

(1)	Calculated by multiplying the number of shares acquired by the difference between the exercise price and closing price of our common stock on the exercise date.

(2)	Calculated by multiplying the number of shares acquired by the closing price of our common stock on the applicable vesting date.

58 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PENSION BENEFITS FOR FISCAL YEAR 2021

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Thomas L. Williams	Pension Plan	17.6	815,181	0

	Pension Restoration Plan	14.9	6,941,122	0

	Supplemental Retirement Program	17.6	25,222,469	0

Todd M. Leombruno	Pension Plan	28.1	938,603	0

	Pension Restoration Plan	28.1	1,067,687	0

	Supplemental Retirement Program	—	—	0

Lee C. Banks	Pension Plan	29.6	1,205,792	0

	Pension Restoration Plan	29.6	11,319,244	0

	Supplemental Retirement Program	29.6	6,597,786	0

Joseph R. Leonti(3)	Pension Plan	—	0	0

	Pension Restoration Plan	—	0	0

	Supplemental Retirement Program	—	0	0

Andrew M. Weeks(3)	Pension Plan	—	0	0

	Pension Restoration Plan	—	0	0

	Supplemental Retirement Program	—	0	0

Catherine A. Suever	Pension Plan	33.6	42,321	1,553,567

	Pension Restoration Plan	31.3	3,767,467	0

	Supplemental Retirement Program	33.6	10,049,229	0

(1)	Credited Service in the Pension Restoration Plan is frozen as of the date the Named Executive Officer becomes 100% vested in the supplemental Retirement Program (typically age 60).

(2)

The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 2 55% for the Pension Plan; (ii) a discount rate of 2.22% for each of the Pension Restoration Plan and Supplemental Retirement Program; (iii) no pre-retirement decrements; and (iv) retirement at age 65.

For the Pension Plan, additional assumptions include: (i) participants elect a life annuity; and (ii) the Pri-2012 Mortality Table projected generationally with Scale MP-2020.

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code (ii) discount segment rates of 0.61%, 2.84% and 3.54%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code; and (ii) a discount rate of 2.50%.

(3)	Messrs. Leonti and Weeks are not eligible to participate in these plans.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis section of this Proxy Statement.

Parker Hannifin Corporation	2021 Proxy Statement ◆ 59

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2021

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan, the Executive Deferral Plan and the Defined Contribution Supplemental Retirement Program during fiscal year 2021.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Thomas L. Williams

Savings Restoration Plan	25,156	5,435	414,805	—	1,318,918(3)

Executive Deferral Plan	—	—	10,940	—	34,868

Defined Contribution Supplemental Retirement Program	—	—	—	—	—

Todd M. Leombruno

Savings Restoration Plan	10,942	2,451	202,781	—	620,294(3)

Executive Deferral Plan	33,609	—	52,059	—	197,125

Defined Contribution Supplemental Retirement Program	—	51,559	55,109	—	235,540

Lee C. Banks

Savings Restoration Plan	27,687	6,002	781,512	—	2,230,035(3)

Executive Deferral Plan	—	—	4,185,242	—	12,889,533

Defined Contribution Supplemental Retirement Program	—	—	—	—	—

Joseph R. Leonti

Savings Restoration Plan	26,619	44,383	139,354	—	568,656(3)

Executive Deferral Plan	50,000	—	95,453	—	428,811

Defined Contribution Supplemental Retirement Program	—	149,850	855,618	—	3,659,236

Andrew M. Weeks

Savings Restoration Plan	26,503	39,177	203,319	—	666,357(3)

Executive Deferral Plan	—	—	—	—	—

Defined Contribution Supplemental Retirement Program	—	134,284	1,108,950	—	4,017,143

Catherine A. Suever

Savings Restoration Plan	7,500		338,478	1,136,829	—

Executive Deferral Plan	—	—	69,925	17,208	327,855

Defined Contribution Supplemental Retirement Program	—	—	—	—	—

(1)

For each of the Named Executive Officers, amounts are included in the “Salary” and in the “Non-Equity Incentive Compensation” columns and referenced in footnotes 1 and 4, respectively, of the Summary Compensation Table for Fiscal Year 2021.

(2)

Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 6 of the Summary Compensation Table for Fiscal Year 2021.

(3)

Includes the following amounts that were deferred during fiscal year 2020 under the Savings Restoration Plan: Mr. Williams—$24,844; Mr. Leombruno—$24,322; Mr. Banks—$22,312; Mr. Leonti—$23,935; Mr. Weeks—$36,614; and Ms. Suever—$23,730.

The Savings Restoration Plan, the Executive Deferral Plan, and the Defined Contribution Supplemental Retirement Program are described in the Compensation Discussion and Analysis section of this Proxy Statement. The investment options under each of the plans are identical. During fiscal year 2021, there were up to eleven investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2021, ranging from (4.85%) to 57.58%. Under the plans, participants have the ability to change their investments at any time.

60 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2021

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2021, for each triggering event as if the triggering event occurred on June 30, 2021. Payments to Ms. Suever, who retired as an executive officer on December 31, 2020, are described under the caption “Payments to Ms. Suever,” below.

During fiscal year 2016 we adopted new Change in Control Agreements and amended our Executive Deferral Plan to exclude tax gross-ups and to eliminate “modified single trigger” vesting acceleration on a change in control; however, each of the Named Executive Officers became an executive officer prior to our implementation of these changes and, therefore, continue to have agreements that contain tax gross-ups on a change in control and modified single trigger vesting acceleration on a change in control.

For each of the termination of employment scenarios described in this section, the estimated potential payments and benefits that might be received by each Named Executive Officer is displayed in the table that immediately follows that description.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses (with the PG RONA Multiplier if applicable), and Converted RONA Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis section of this Proxy Statement;

•

vested account balances under the Retirement Savings Plan, the Savings Restoration Plan, the Executive Deferral Plan and the Defined Contribution Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis section of this Proxy Statement; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, General RONA Bonus (with the PG RONA Multiplier if applicable), or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2021. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2021.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses (including the PG RONA Multiplier if applicable), or Converted RONA Bonuses in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2021.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2021.

Parker Hannifin Corporation	2021 Proxy Statement ◆ 61

COMPENSATION TABLES

•

All present values of pension amounts shown for the Pension Plan assume a 2.55% discount rate, the Pri-2012 Mortality Table projected generationally with Scale MP-2020, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 0.51%, 2.31% and 3.15%, and the applicable mortality table under Section 417(e) of the Internal Revenue Code; and

•	for the Supplemental Retirement Program, a 2.50% discount rate and the applicable mortality table under Section 417(e) of the Internal Revenue Code.

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2021 table on page 60, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•	accelerated vesting of all outstanding Stock Incentives;

•

for Stock Incentives granted on or before August 11, 2010, and for Stock Incentives granted on or after August 17, 2011, if the Named Executive Officer is not retirement eligible at the time of death, retention of all outstanding Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•

for Stock Incentives granted on or after August 17, 2011, if the Named Executive Officer is retirement eligible at the time of death, retention of all outstanding Stock Incentives until the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•	account balance in the Defined Contribution Supplemental Retirement Program provided the Named Executive Officer has completed 60 calendar months of service at his or her date of death;

•

pro-rated LTIP Award payouts for the calendar years 2019-20-21 performance period to be determined at the end of the respective performance period, based on the full number of calendar quarters of continuous employment during the 2019-20-21 calendar years performance period;

•

pro-rated LTIP Award payouts for the calendar years 2020-21-22 and 2021-22-23 performance periods to be determined at the end of the respective performance periods, based on the full number of months of continuous employment during the 2020-21-22 and 2021-22-23 calendar years performance periods; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis beginning on page 24.

62 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used:

•

To calculate the estimated value of the LTIP Awards, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used our closing stock price on June 30, 2021, $307.11. Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group companies during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

PAYMENTS UPON DEATH

Officer	Accelerated Vesting of Stock Incentives	Accelerated Vesting of Restricted Stock Units	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program	LTIP Awards	Defined Contribution Supplemental Retirement Program	Officer Life Insurance Death Benefits	Totals
Thomas L. Williams	23,502,089	—	425,926	3,372,299	26,991,043	12,878,372	—	3,400,000	70,569,729
Todd M. Leombruno	918,036	—	356,248	351,147	—	1,694,053	235,540	1,886,100	5,441,124
Lee C. Banks	11,463,570	8,971,912	505,356	4,299,415	13,503,755	5,832,139	—	4,200,000	48,776,147
Joseph R. Leonti	2,820,050	—	—	—	—	1,695,975	3,364,920	1,942,200	9,823,145
Andrew M. Weeks	2,578,913	1,004,250	—	—	—	1,581,269	4,017,143	1,803,600	10,985,175

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(ii)	the account balance in the Defined Contribution Supplemental Retirement Program will be paid in a single lump sum as of the date of disability; and

(iii)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long-Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•

for those Named Executive Officers who were participants prior to January 1, 2008, premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65. For those Named Executive Officers who became participants on or after January 1, 2008, the participant will receive premium payments under the Officer Life Insurance Plan until retirement up to age 65.

Parker Hannifin Corporation	2021 Proxy Statement ◆ 63

COMPENSATION TABLES

The benefit in the following table for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

PAYMENTS UPON LONG-TERM DISABILITY

Officer	Accelerated Vesting of Stock Incentives	Accelerated Vesting of Restricted Stock Units	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program	LTIP Awards	Defined Contribution Supplemental Retirement Program	Executive Long- Term Disability Benefit	Medical and Dental Benefit	Officer Life Insurance Premiums	Totals
Thomas L. Williams	23,502,089	—	1,116,891	10,812,719	11,089,168	12,878,372	—	396,000	7,266	33,314	59,835,819
Todd M. Leombruno	918,036	—	679,636	975,942	—	1,694,053	35,540	420,000	11,418	49,686	4,784,311
Lee C. Banks	11,463,570	8,971,912	1,116,891	4,299,415	11,089,168	5,832,139	—	396,000	11,214	28,850	43,209,159
Joseph R. Leonti	2,820,050	—	—	—	—	1,695,975	3,364,920	420,000	6,972	29,519	8,337,436
Andrew M. Weeks	2,578,913	1,004,250	—	—	—	1,581,269	4,017,143	420,000	3,504	37,261	9,642,340

Payments upon Retirement

Upon the retirement of a Named Executive Officer at (A) age 65 or older, or (B) age 60 or older with at least ten years of service, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the vesting schedule in all outstanding Stock Incentives will continue as if employed;

(ii)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(iii)

if the Named Executive Officer is (A) age 65 or older, or (B) age 60 or older with at least ten years of service and 12 months of continuous employment during the performance periods, he or she will receive a full LTIP Award payout for calendar years 2019-20-21, 2020-21-22 and 2021-22-23 performance periods, to be determined at the end of the performance periods, as if he or she had remained continuously employed through the end of the performance periods; and

(iv)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan unless death subsequently occurs.

If a Named Executive Officer retires outside of the age and service thresholds stated in (iii) above, he or she will receive (a) pro-rated LTIP Award payouts for the calendar years 2019-20-21 performance period, to be determined at the end of the respective performance periods, based on the number of full calendar quarters served during the performance period; and (b) pro-rated LTIP Award payout for the calendar years 2020-21-22 and 2021-22-23 performance periods, to be determined at the end of the respective performance periods, based on the number of full months served during each of the performance periods.

64 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

If the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program;

•	the Defined Contribution Supplemental Retirement Program; and

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan.

In addition, Named Executive Officers must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which if needed will continue for the greater of ten years from commencement of plan participation or the number of years until they reach age 65. As of June 30, 2021, Mr. Williams had reached 60 years of age with at least 10 years of service and Mr. Banks had reached 55 years of age with at least 10 years of service.

In determining the amounts payable upon retirement reported in the following table, in the case of Mr. Banks, we assumed that he did not receive Human Resources and Compensation Committee approval for early retirement.

PAYMENTS UPON RETIREMENT

Officer	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program	LTIP Awards	Post- Retirement Insurance Premiums	Totals
Thomas L. Williams	862,730	7,053,691	28,356,152	19,844,834	99,942	56,217,349
Todd M. Leombruno	679,636	925,433	—	1,694,053	—	3,299,122
Lee C. Banks	1,116,891	10,812,719	—	5,832,139	201,950	17,963,699
Joseph R. Leonti	—	—	—	1,695,975	—	1,695,975
Andrew M. Weeks	—	—	—	1,581,269	—	1,581,269

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will (i) forfeit his or her Supplemental Retirement Program benefit and his or her Defined Contribution Supplemental Retirement Program benefit if the termination for cause is the result of competition by the Named Executive Officer against us, and (ii) forfeit his or her LTIP Awards if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program and the Defined Contribution Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 65

COMPENSATION TABLES

PAYMENTS UPON TERMINATION FOR CAUSE OR RESIGNATION

Officer	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program	Totals
Thomas L. Williams	862,730	7,053,691	28,356,152	36,272,573
Todd M. Leombruno	679,636	925,433	—	1,605,069
Lee C. Banks	1,116,891	10,812,719	—	11,929,610
Joseph R. Leonti	—	—	—	—
Andrew M. Weeks	—	—	—	—

Payments upon Termination without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

Additionally, he or she will be entitled to (a) pro-rated LTIP Award payouts for the calendar years 2019-20-21 performance period, to be determined at the end of the performance period, based on the number of full calendar quarters served during the performance period; and (b) pro-rated LTIP Award payouts for the calendar years 2020-21-22 and 2021-22-23 performance periods, to be determined at the end of the respective performance periods, based on the number of full months served during each of the performance periods.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

PAYMENTS UPON TERMINATION WITHOUT CAUSE

Officer	Severance Pay	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program	Medical and Dental Benefits	Totals
Thomas L. Williams	411,307	862,730	7,053,691	28,356,152	3,633	36,687,513
Todd M. Leombruno	340,693	679,636	925,433	—	5,709	1,951,471
Lee C. Banks	530,589	1,116,891	10,812,719	11,089,168	5,607	23,554,974
Joseph R. Leonti	190,230	—	—	—	3,486	193,716
Andrew M. Weeks	94,242	—	—	—	1,752	95,994

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our Directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

66 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect Directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of Directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested Stock Incentive held by a Named Executive Officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding LTIP Award will be paid in common shares equal to the greater of (i) the target LTIP Award or (ii) the LTIP Award that would be payable at the end of the performance period assuming a level of financial performance equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control;

•

upon a Change in Control, all amounts previously deferred by a Named Executive Officer under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive;

•

upon a Change in Control, under the Supplemental Retirement Program each Named Executive Officer will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment; and

•

upon a Change in Control, any unvested account balance in the Defined Contribution Supplemental Retirement Program is automatically vested and such account shall be increased by three additional years of non-discretionary employer contributions based on the Named Executive Officer’s salary grade and target compensation at the time of the Change in Control. Such increase will not reflect deemed interest and earnings.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 67

COMPENSATION TABLES

•

For Stock Incentives that vested on the triggering event, we valued the Stock Incentives at an amount per share equal to the difference between our closing stock price on June 30, 2021, $307.11, and the grant price per share for each of the Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 0.0% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 2.50% discount rate for a Change in Control that does not meet the requirements of Section 409A. In both instances, we used the applicable mortality table under Section 417(e) of the Internal Revenue Code.

•

To calculate the value of the LTIP Awards, we assumed a payout of 100% of the target LTIP Award and used our closing stock price on June 30, 2021, $307.11. Because the payout of the LTIP Awards is dependent upon the financial performance against the Peer Group equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s target LTIP Award.

68 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

PAYMENTS UPON A CHANGE IN CONTROL

Officer	Accelerated Vesting of Stock Incentives	Accelerated Vesting of Restricted Stock Units	Defined Contribution Supplemental Retirement Program	Pension Plan(1)	Pension Restoration Plan(1)	Supplemental Retirement Program	Executive Deferral Plan	LTIP Awards	Excise and Related Income Tax Gross-Up	Totals
Thomas L. Williams	23,502,089	—	—	862,730	7,053,691	44,336,726	1,521	24,823,087	—	100,579,844
Todd M. Leombruno	918,036	—	681,760	679,636	925,433	—	47,231	4,320,423	2,485,569	10,058,088
Lee C. Banks	11,463,570	8,971,912	—	1,116,891	10,812,719	24,821,578	1,522,676	11,285,371	16,586,025	86,580,742
Joseph R. Leonti	2,820,050	—	3,816,653	—	—	—	118,800	3,360,398	—	10,115,901
Andrew M. Weeks	2,578,913	1,004,250	4,431,192	—	—	—	—	3,130,986	—	11,145,341

(1)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0”. There would also be a corresponding reduction in the excise and related income tax gross-up, and in each of the Named Executive Officers’ total payments.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 69

COMPENSATION TABLES

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the Named Executive Officer’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes diminution in duties, reduction in compensation or benefits, relocation, or resignation from employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

70 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

COMPENSATION TABLES

PAYMENTS UPON A QUALIFYING TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

Officer	Severance Pay	Accelerated Vesting of Stock Incentives	Accelerated Vesting of Restricted Stock Units	Defined Contribution Supplemental Retirement Program	Pension Plan	Pension Restoration Plan	Supplemental Retirement Program(1)	Executive Deferral Plan	LTIP Awards	Executive Long- Term Disability Premiums	Medical and Dental Benefits	Officer Life Insurance Premiums	Excise and Related Income Tax Gross-Up	Totals
Thomas L. Williams	13,360,702	23,502,089	—	—	862,730	7,053,691	44,336,726	1,521	24,823,087	7,266	43,596	99,942	24,340,389	138,431,739
Todd M. Leombruno	2,393,207	918,036	—	681,760	679,636	925,433	—	47,231	4,320,423	11,418	68,508	149,058	4,605,985	14,800,695
Lee C. Banks	8,101,081	11,463,570	8,971,912	—	1,116,891	10,812,719	24,821,578	1,522,676	11,285,371	11,214	67,284	86,550	21,249,058	99,509,904
Joseph R. Leonti	4,289,986	2,820,050	—	3,816,653	—	—	—	118,800	3,360,398	6,972	41,832	88,556	5,426,903	19,970,150
Andrew M. Weeks	3,673,849	2,578,913	1,004,250	4,431,192	—	—	—	—	3,130,986	3,504	21,024	111,782	5,567,892	20,523,392

(1)

If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is as follows. Mr. Williams—$30,846,872; Mr. Leombruno—$0; Mr. Banks—$14,484,779; Mr. Leonti—$0; and Mr. Weeks—$0. There would also be a corresponding reduction in the excise and related income tax gross-up in the total payments for each of the Named Executive Officers.

Payments to Ms. Suever

In connection with her retirement in December 2020, Ms. Suever was entitled to and did receive the following:

•

a lump sum payment under the Pension Restoration Plan and Supplemental Retirement Program as reflected in “Payments During Last Fiscal Year” column of the Pension Benefits for Fiscal Year 2021 table with the benefits in the Pension Restoration Plan and Supplemental Retirement Program paid in accordance with the terms of each of these plans;

•

payment of a portion of her account under the Savings Restoration Plan and Executive Deferral Plan as reported in the “Aggregate Withdrawals/Distributions” column of the Nonqualified Deferred Compensation for Fiscal Year 2021 table, with the remaining balance in the Executive Deferral Plan to be distributed in accordance with the terms of the plan; and

•

Ms. Suever received her full LTIP Award payout for calendar year 2018-19-2020, and will receive her full LTIP award payout for calendar years 2019-20-21 and 2020-21-22 performance periods at the end of the respective performance periods.

Since Ms. Suever became an executive officer after January 1, 2008, the Company will not make any post-retirement premium payments on her behalf under the Officers Life Insurance Plan.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 71

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Williams, our Chairman of the Board and Chief Executive Officer, to the annual total compensation of our median team member.

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio we report may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

As reported in the Summary Compensation Table, our Chief Executive Officer had annual total compensation for fiscal year 2021 of $17,034,500. Using this Summary Compensation Table methodology, the annual total compensation of our median team member for fiscal year 2021 was $56,274. As a result, we estimate that the ratio of our Chief Executive Officer’s annual total compensation to that of our median team member for fiscal year 2021 was 303 to 1.

For purposes of the fiscal year 2021 Chief Executive Officer pay ratio set forth above, we used the same median-paid team member identified with respect to our fiscal year 2020 Chief Executive Officer pay ratio, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

72 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

DIRECTOR COMPENSATION FOR FISCAL YEAR 2021

The following table sets forth compensation information for our non-employee Directors for fiscal year 2021.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jillian C. Evanko	63,839	136,706	918	201,463
Lance M. Fritz	63,839	136,706	918	201,463
Linda A. Harty	165,500	159,454	2,079	327,033
William F. Lacey	26,444	114,526	309	141,279
Kevin A. Lobo	140,500	159,454	2,079	302,033
Candy M. Obourn	142,500	159,454	2,079	304,033
Joseph Scaminace	165,500	159,454	12,079	337,033
Åke Svensson	142,500	159,454	2,079	304,033
Laura K. Thompson	142,500	159,454	2,079	304,033
James R. Verrier	140,500	159,454	2,079	302,033
James L. Wainscott	202,500	159,454	12,079	374,033
Robert G. Bohn	70,263	32,328	551	103,142

(1)

Thomas L. Williams, our Chief Executive Officer and Chairman of the Board, and Lee C. Banks, our Vice Chairman and President, are not included in this table because they are Named Executive Officers and the compensation paid to them in fiscal year 2021 is reflected in the Summary Compensation Table.

(2)	Reflects a 10% decrease in cash retainer in the first quarter of fiscal year 2021 as a result of company-wide cost control measures related to COVID-19 and the economic downturn.
(3)

This column represents the aggregate grant date fair value of RSUs granted under our Amended 2016 Equity Plan in fiscal year 2021 and computed in accordance with FASB ASC Topic 718. The amount was calculated using the closing stock price on the date of each of the grants. Each of the non-employee Directors serving as a Director on October 28, 2020 received 729 RSUs on his or her grant date; Ms. Evanko and Mr. Fritz who were appointed in January 2021 received 547 RSUs on his and her grant date; and Mr. Lacey who was elected in April 2021 received 365 RSUs on his grant date. As of June 30, 2021, all such RSUs remained unvested. Mr. Bohn retired on January 10, 2021, and his original grant of 729 RSUs was prorated to the date of his retirement and the prorated amount (145 RSUs) will vest on October 28, 2021.

(4)

The amounts reported in this column include (a) the value of the dividend equivalent units earned as additional RSUs on the unvested RSUs granted in fiscal year 2021 reported in footnote 3 to this table; and (b) the following matching gifts under our Matching Gifts Program: Mr. Scaminace—$10,000 and Mr. Wainscott —$10,000.

Compensation of Directors

Directors who are also our team members do not receive any additional compensation for their services as Directors. During fiscal year 2021, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock unit award. Our non-employee Directors are also eligible to participate in our Matching Gifts Program as described in the Compensation Discussion and Analysis section of this Proxy Statement. The following table reflects the annual retainers of the non-employee Directors effective during fiscal year 2021 and the increases to be effective as of October 27, 2021 in fiscal year 2022:

Approved August 15 and September 7, 2018
Annual Retainers	Effective beginning 10/24/2018
Lead Director and Corporate Governance and Nominating Committee Chair:	$ 200,000
Audit Committee Chair:	$ 165,000
Human Resources and Compensation Committee Chair:	$ 165,000
Non-Chair Committee members:	$ 140,000

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DIRECTOR COMPENSATION

As part of our company-wide cost control actions in response to COVID-19 and the economic downturn, our Directors’ cash retainers were reduced by 10% for the first quarter of fiscal year 2021.

In addition to the annual retainers described above, non-employee Directors are entitled to receive a $2,000 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board or Committee meetings in a fiscal year by more than two. On that basis, in fiscal year 2021:

•	Mses. Obourn and Thompson and Messrs. Svensson and Wainscott each received three additional payments of $2,000; and
•	Mses. Evanko and Harty and Messrs. Fritz, Lobo, Scaminace and Verrier each received two additional payments of $2,000.

During fiscal year 2021, Directors could elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors.

Each Director who was serving as a Director on October 28, 2020 and who was not a current employee was granted 729 RSUs under our Amended 2016 Equity Plan. Ms. Evanko’s and Mr. Fritz’s pro-rated award of 547 RSUs granted in January 2021 will vest on January 27, 2022; Mr. Lacey’s pro-rated award of 365 RSUs granted in April 2021 will vest on April 22, 2022. The terms of the RSUs provide that the RSUs will vest 100% on the later of (a) one year from the grant date; or (b) on the date of our next Annual Shareholders Meeting, also known as, in each case, the Vesting Date, except that if a Director ceases to be a Director for any reason prior to the next Annual Meeting of Shareholders that occurs after the grant date, a pro-rated portion of her or his RSUs will vest on the Vesting Date and the remaining RSUs will be forfeited. All RSUs earn dividend equivalent units paid as additional RSUs, which are subject to the terms and conditions of the original RSU award and are payable directly to each Director to whom they are issued.

74 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2021, with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2021.

The Audit Committee has discussed with D&T the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2022, be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC.

Audit Committee:

Linda A. Harty, Chair

Kevin A. Lobo

Åke Svensson

Laura K. Thompson

James R. Verrier

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 75

ITEM 2 – RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is responsible for the selection, retention and recommendation of our independent auditor. The Audit Committee has the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, terminate, our independent auditor. In addition, the Audit Committee ensures the regular evaluation and rotation of the lead D&T audit partner. The Audit Committee recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2022. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2021, and has served as our independent auditor since fiscal year 2008. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so.

Audit Fees and All Other Fees

The following table sets forth the aggregate fees billed, or expected to be billed, for audit fees, audit-related fees, tax fees (compliance and planning), and all other fees for services rendered by D&T for the fiscal years ended June 30, 2021, and 2020:

	Twelve Months Ended June 30,
	2021	2020
Audit Fees. Fees for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements.	$8,525,000	$7,998,000
Audit-Related Fees. Fees for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees.” Fiscal year 2021 and 2020 fees related primarily to the acquisitions of LORD Corporation and Exotic Metals.	$675,000	$895,000
Tax Fees—Compliance. Fees billed with respect to tax compliance services, such as global assistance in preparing various types of tax returns.	$782,278	$853,095
Tax Fees—Planning. Fees billed for tax planning services.	$791,815	$734,861
All Other Fees. Fiscal year 2020 fees billed were in connection with integration consultation services related to the acquisitions of LORD Corporation and Exotic Metals and services that are not otherwise included in the above categories (e.g., training sessions).	$—	$2,294,419

Audit Committee Pre-Approval Policies and Procedures.

In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically provides for the pre-approval of certain permissible services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis. All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with our formal policy on auditor independence.

Under this policy, the Audit Committee can also pre-approve estimated fees for permissible non-audit services that may arise in the ordinary course of business. Before engaging our independent registered public accounting firm for such ordinary course services, (i) the services and fees are reviewed to ensure compliance with the policy by the independent registered public accounting firm, our Vice President and Controller, and the Company team members requesting the services and (ii) the independent registered public accounting firm and the Company

76 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PROXY STATEMENT - ITEM 2

confirm the services are permissible under the SEC and PCAOB independence rules. The Audit Committee is informed quarterly as to the status of pre-approved services actually provided by the independent auditor. This policy does not delegate the Audit Committee’s responsibility to pre-approve all services performed by our independent registered public accounting firm.

The Chair of the Audit Committee has been authorized by the Audit Committee to pre-approve services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement, subject to predefined financial limits set by the Audit Committee. Services that are pre-approved by the Audit Committee Chair are then communicated to, and ratified by, the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2022, requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders. The Audit Committee and the Board of Directors believe that the continued retention of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2022, is in our best interest and the best interest of our shareholders.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2022.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 77

ITEM 3 – PROPOSAL TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related SEC rules, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement. We encourage our shareholders to carefully read this Proxy Statement in its entirety before deciding whether or not to vote for or against this Item 3.

At our 2017 Annual Meeting of Shareholders, shareholders voted in favor of annual frequency for the non-binding, advisory approval of the compensation of the Named Executive Officers. The next non-binding, advisory vote on the compensation of the Named Executive Officers is expected to take place at our 2022 Annual Meeting of Shareholders.

As described in detail throughout our Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement, and as summarized in the “Executive Summary—Fiscal Year 2021” section of this Proxy Statement, our executive compensation program features, among other things, the following:

•

A “pay-for-performance” structure which ensures that a significant portion of the compensation for our executive officers is “at-risk,” is dependent on the short-term and long-term performance of our business and encourages and rewards performance that drives the key goals, operational priorities and metrics that we use to profitably grow our business and enhance shareholder value;

•

A structure which ensures that our executive compensation program aligns the interests of our executive officers and our shareholders, is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers;

•

A structure consistent with our philosophy of targeting executive compensation at market median, which allows us to remain competitive with companies that compete with us for talented team members and shareholder investment;

•

Various executive compensation practices that contribute to good corporate governance, including a “claw-back” policy, stock ownership guidelines for Directors and executive officers, hedging, pledging and other stock ownership restrictions, and an annual compensation risk review; and

•

Effective oversight and decision-making by a highly-independent Board of Directors and a Human Resources and Compensation Committee consisting entirely of independent Directors that retains an independent executive compensation consultant.

The vote on this Item 3 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors. However, our Board of Directors values the views of our shareholders and our Board of Directors and Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing future compensation policies and decisions.

78 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PROXY STATEMENT - ITEM 3

Our Board of Directors believes that our executive compensation program is reasonable and well-structured, satisfies its objectives and philosophies and is worthy of shareholder support. Accordingly, our Board of Directors requests that our shareholders vote to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding, advisory basis.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT ON A NON-BINDING, ADVISORY BASIS.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 79

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of July 31, 2021, except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our common shares and the number of common shares and the percentage so owned, as well as the beneficial ownership of our common shares by our Directors, the Named Executive Officers and all of our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percentage of Class(b)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,477,310(c)	7.36%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,443,075(d)	6.60%
Jillian C. Evanko	—
Lance M. Fritz	3,914
Linda A. Harty	3,863
William F. Lacey	—
Kevin A. Lobo	8,354
Candy M. Obourn	9,522
Joseph Scaminace	10,566(e)
Åke Svensson	6,519
Laura K. Thompson	1,614
James R. Verrier	4,585
James L. Wainscott	13,933
Thomas L. Williams	631,719(f)
Todd M. Leombruno	27,200(g)
Lee C. Banks	331,928(h)
Joseph R. Leonti	36,888(i)
Andrew M. Weeks	24,582(j)
Catherine A. Suever	117,538(k)
All Directors and executive officers as a group (28 persons)	1,637,727(l)	1.30%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(b)	No Director or executive officer beneficially owned more than 1% of our common shares as of July 31, 2021.
(c)

Pursuant to a statement filed by The Vanguard Group with the SEC on February 10, 2021, in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, The Vanguard Group has reported that, as of December 31, 2020, it had shared voting power over 203,086 common shares; sole voting power over 8,927,309 common shares; and shared investment power over 550,001 common shares.

(d)

Pursuant to a statement filed by BlackRock, Inc. with the SEC on January 29, 2021, in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, BlackRock, Inc. has reported that, as of December 31, 2020, it had sole voting power over 7,267,249 common shares and sole investment power over 8,443,075 common shares.

(e)	This amount includes 3,992 common shares indirectly owned by Mr. Scaminace through the Joseph Scaminace Foundation.
(f)

This amount includes 6,808 common shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of July 31, 2021, and 430,904 common shares subject to Stock Incentives exercisable by Mr. Williams on or prior to September 29, 2021, granted under our stock incentive plans.

(g)

This amount includes 6,716 common shares as to which Mr. Leombruno holds voting power pursuant to the Retirement Savings Plan as of July 31, 2021, and 14,430 common shares subject to Stock Incentives exercisable by Mr. Leombruno on or prior to September 29, 2021, granted under our stock incentive plans.

(h)

This amount includes 13,909 common shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 549 common shares owned indirectly by Mr. Banks through the Lee and Elizabeth Banks Family Foundation, 22,803 common shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of July 31, 2020, and 215,537 common shares subject to Stock Incentives exercisable by Mr. Banks on or prior to September 29, 2020, granted under our stock incentive plans.

80 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PRINCIPAL SHAREHOLDERS

(i)

This amount includes 1,091 common shares as to which Mr. Leonti holds voting power pursuant to the Retirement Savings Plan as of July 31, 2021, and 11,264 common shares subject to Stock Incentives exercisable by Mr. Leonti on or prior to September 29, 2021 granted under our stock incentive plans.

(j)

This amount includes 255 common shares as to which Mr. Weeks holds voting power pursuant to the Retirement Savings Plan as of July 31, 2021, and 20,740 common shares subject to Stock Incentives exercisable by Mr. Weeks on or prior to September 29, 2021, granted under our stock incentive plans.

(k)

This amount includes 86,231 common shares subject to Stock Incentives exercisable by Ms. Suever on or prior to September 29, 2021, granted under our stock incentive plans, and 2 common shares subject to the Company’s Dividend Reinvestment Plan.

(l)

This amount includes 623,356 common shares for which voting and investment power are shared, 87,972 common shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of July 31, 2021, 2 common shares subject to the Company’s Dividend Reinvestment Plan, and 1,013,154 common shares subject to Stock Incentives exercisable on or prior to September 29, 2021, granted under our stock incentive plans held by all executive officers as a group.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 81

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 27, 2022 any proposal of a shareholder intended to be presented at our 2022 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2022 Annual Meeting of Shareholders must be received by us in accordance with our advance notice procedures, which require that shareholders that desire to submit Non-Rule 14a-8 proposals submit the applicable notice to us no earlier than June 29, 2022 and no later than July 29, 2022. Our proxy related to the 2021 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 14, 2021. Our proxy related to the 2022 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 13, 2022.

Shareholders who wish to submit Director nominees for inclusion in our proxy statement for the 2022 Annual Meeting of Shareholders must meet the ownership and other requirements for proxy access set forth in our Amended and Restated Regulations. For the 2022 Annual Meeting of Shareholders, such nominations must be received by us no earlier than April 30, 2022 and no later than May 30, 2022.

82 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.

The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of common shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including Directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.

A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.

A written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 83

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and other team members may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of common shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, to assist in the solicitation of proxies at an anticipated cost of $25,000 plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of Lee C. Banks, Jillian C. Evanko, Lance M. Fritz, Linda A. Harty, William F. Lacey, Kevin A. Lobo, Joseph Scaminace, Åke Svensson, Laura K. Thompson, James R. Verrier, James L. Wainscott and Thomas L. Williams as Directors for a term expiring at the Annual Meeting of Shareholders in 2022;

•	in favor of the ratification of the appointment of D&T as independent registered public accounting firm for the fiscal year ending June 30, 2022; and

•	in favor of approving, on a non-binding, advisory basis, the compensation of our Named Executive Officers.

The proposals contained herein are subject to the following approval thresholds:

Item 1 – Election of Directors	The nominees for Director receiving the greatest number of votes cast at the Annual Meeting of Shareholders virtually or by proxy will be elected; provided that such nominee receives more votes “for” than “against” his or her election. Accordingly, because abstentions and broker non-votes will not be counted as votes “for” or “against” a Director nominee, they will have no impact on this Item.

Item 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm	Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote on this Item to be a ratification by the shareholders of D&T as our independent registered public accounting firm. Accordingly, abstentions will have the same effect as a vote cast against this proposal.

Item 3 – Proposal to Approve the Compensation of our Named Executive Officers on a Non-Binding, Advisory Basis	This vote is advisory only and therefore is not binding on us or our Board of Directors. However, the Board of Directors and the Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing the future compensation policies and decisions.

You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, during the virtual meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your attendance at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2021, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing at

84 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

GENERAL

Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact the Company’s Secretary either by writing Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

Parker-Hannifin Corporation	2021 Proxy Statement ◆ 85

HOW TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will only be held virtually via live webcast at:

www.virtualshareholdermeeting.com/PH2021

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. There will not be a physical location for the Annual Meeting this year and you will not be able to attend the Annual Meeting in person. The webcast of our annual meeting will be posted to our investor relations website, www.phstock.com, including any appropriate questions addressed at the meeting.

Shareholders of record as of the close of business on September 3, 2021, the record date, or their legal proxy holders are entitled to attend the Meeting. To be admitted to the Meeting, you must log-in using the 16-digit control number found on your proxy card. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Daylight Time on Wednesday, October 27, 2021. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:45 a.m. Eastern Daylight Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log-in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page for assistance. Technical support will be available beginning at 8:45 a.m. Eastern Daylight Time on Wednesday, October 27, 2021 through the conclusion of the Annual Meeting.

You may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtual shareholdermeeting.com/PH2021, entering in your Control Number found on your Proxy Card, typing your question into the “Ask a Question” field, and clicking “Submit”. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting will be set forth in the Meeting’s Rules of Conduct, which will be made available within the virtual Annual Meeting platform.

By Order of the Board of Directors

Joseph R. Leonti
Secretary

September 24, 2021

86 ◆ 2021 Proxy Statement	Parker-Hannifin Corporation

PARKER-HANNIFIN CORPORATION

2021 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 27, 2021

9:00 a.m., EDT

www.virtualshareholdermeeting.com/PH2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

D59284-P60696

PARKER-HANNIFIN CORPORATION

Annual Meeting of Shareholders

October 27, 2021 9:00 a.m., EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints THOMAS L. WILLIAMS, TODD M. LEOMBRUNO and JOSEPH R. LEONTI, and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 27, 2021, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company, as Trustee for shares held in the Parker Retirement Savings Plan, and to Computershare, Inc. and Link Asset Services, as the administrators for the Parker-Hannifin Corporation Global Employee Stock Purchase Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Continued and to be signed on reverse side

PARKER-HANNIFIN CORPORATION ATTN: JOSEPH R. LEONTI 6035 PARKLAND BLVD. CLEVELAND, OH 44124-4141

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on October 26, 2021 for shares held directly and by 11:59 p.m. Eastern Daylight Time on October 24, 2021 for shares held in one of the Parker-Hannifin Corporation employee savings plans. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting Instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PH2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on October 26, 2021 for shares held directly and by 11:59 p.m. Eastern Daylight Time on October 24, 2021 for shares held in one of the Parker-Hannifin Corporation employee savings plans. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark. Sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or Phone, please do not mail this Proxy Card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D59283-P60696 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARKER-HANNIFIN CORPORATION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEMS 2 AND 3.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2022.		For	Against	Abstain	Nominees (continued):	For	Against	Abstain
Nominees:

	1a.	Lee C. Banks	☐	☐	☐	1j. James R. Verrier	☐	☐	☐
	1b.	Jillian C. Evanko	☐	☐	☐	1k. James L. Wainscott	☐	☐	☐
	1c.	Lance M. Fritz	☐	☐	☐	1l. Thomas L. Williams	☐	☐	☐

	1d.	Linda A. Harty	☐	☐	☐

2.   Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

3.   Approval of, on a non-binding, advisory basis, the compensation of our Named Executive Officers.

NOTE: To transact such other business as may properly come before the meeting.

							☐	☐	☐
	1e. 1f. 1g. 1h. 1i.	William F. Lacey Kevin A. Lobo Joseph Scaminace Åke Svensson Laura K. Thompson	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date